Exhibit 10.1.1

EQUITY AND ASSET PURCHASE AGREEMENT

by and among

RAIT FINANCIAL TRUST,
RAIT General, Inc.,
RAIT Limited, Inc.,
Taberna Realty Finance Trust,

as Sellers

and

CF RFP Holdings LLC

as Buyer

Dated as of August 30, 2019

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS2
Section 1.1	Specific Definitions2
Section 1.2	Other Terms16
Section 1.3	Other Definitional Provisions16
ARTICLE II	THE PURCHASE AND SALE16
Section 2.1	Purchase and Sale of Assets16
Section 2.2	Assumed Liabilities17
Section 2.3	Escrowed Funds18
Section 2.4	Consideration18
Section 2.5	Allocation of Purchase Price19
Section 2.6	Purchase Price Calculations19
Section 2.7	Closing20
Section 2.8	Deliveries at Closing20
Section 2.9	Distribution of Equity Interests in RAIT Excluded Subsidiaries and Excluded Assets22
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLERS22
Section 3.1	[Reserved]22
Section 3.2	Organization; Capitalization; Subsidiaries; Authority and Enforceability22
Section 3.3	Financial Statements; SEC Documents; Internal Controls25
Section 3.4	Absence of Certain Changes26
Section 3.5	Material Contracts28
Section 3.6	Litigation30
Section 3.7	Compliance with Laws and Court Orders31
Section 3.8	Properties31
Section 3.9	Intellectual Property33
Section 3.10	Licenses and Permits34
Section 3.11	Finders’ Fees34
Section 3.12	Labor and Employment Matters34
Section 3.13	Employee Benefit Plans36
Section 3.14	Environmental Matters37
Section 3.15	Affiliated Transactions38

i

Section 3.16	Insurance39
Section 3.17	Information Technology39
Section 3.18	Sensitive Payments40
Section 3.19	Securitizations40
Section 3.20	Tax Related Representations and Warranties41
Section 3.21	Special Purpose Entities45
Section 3.22	No Conflict45
Section 3.23	Churchill45
Section 3.24	Disclosure46
Section 3.25	RMC Matters46
Section 3.26	M&I Credit Facility and UCC46
Section 3.27	No Other Representations and Warranties46
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER47
Section 4.1	[Reserved]47
Section 4.2	Organization and Good Standing47
Section 4.3	Authority and Enforceability47
Section 4.4	No Contravention47
Section 4.5	Litigation47
Section 4.6	Finders’ Fee47
Section 4.7	Availability of Funds47
Section 4.8	No Collusion48
Section 4.9	Investment Purpose48
Section 4.10	Condition of the Business48
Section 4.11	Affiliation with Debtors48
ARTICLE V	CERTAIN COVENANTS AND AGREEMENTS OF SELLERS AND BUYER49
Section 5.1	Agreements of the RAIT Entities49
Section 5.2	Taxes52
Section 5.3	Structure; Transfer Election55
Section 5.4	Notification of Certain Matters56
Section 5.5	Supplement to Schedules56
Section 5.6	Good Faith Cooperation; Further Assurances56
Section 5.7	Employees; Benefit Plans57
Section 5.8	Information Regarding Assigned Contracts58
Section 5.9	Regulatory Approval58

Section 5.10	Churchill Assets59
Section 5.11	Redemption of FL7 and FL8 Securitizations59
Section 5.12	Intercompany Contracts59
Section 5.13	No Shop60
Section 5.14	Tax Engagement60
Section 5.15	Tax Returns60
Section 5.16	Reasonable Efforts60
Section 5.17	REIT Status61
ARTICLE VI	CONDITIONS TO CLOSING61
Section 6.1	Conditions to Obligations of the Parties61
Section 6.2	Conditions to Obligation of Buyer62
Section 6.3	Conditions to Obligation of Sellers63
ARTICLE VII	TERMINATION64
Section 7.1	Buyer Termination Events64
Section 7.2	Seller Termination Events65
Section 7.3	Mutual Termination67
Section 7.4	Notice of Termination67
Section 7.5	Termination Payments67
Section 7.6	Abandonment68
ARTICLE VIII	MISCELLANEOUS69
Section 8.1	Non-Survival of Representations and Warranties; Certain Covenants69
Section 8.2	Amendment and Waiver69
Section 8.3	Expenses69
Section 8.4	Limitation on Liability69
Section 8.5	Specific Performance70
Section 8.6	Assignment70
Section 8.7	Entire Agreement70
Section 8.8	Fulfillment of Obligations70
Section 8.9	Parties in Interest: No Third Party Beneficiaries70
Section 8.10	Schedules70
Section 8.11	Counterparts71
Section 8.12	Headings71
Section 8.13	Notices71
Section 8.14	No Strict Construction72

Section 8.15	GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF JURY TRIAL72
Section 8.16	Severability73
Section 8.17	Exculpatory Provision73

This EQUITY AND ASSET PURCHASE AGREEMENT (together with all exhibits, schedules, annexes, appendices and attachments hereto, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of August 30, 2019, is entered into by and between: (a) RAIT Financial Trust, a Maryland real estate investment trust (“RAIT Parent”), RAIT General, Inc., a Maryland corporation (“RAIT General”), RAIT Limited, Inc., a Maryland corporation (“RAIT Limited”), and Taberna Realty Finance Trust, a Maryland real estate investment trust (“Taberna Realty” and, together with RAIT Parent, RAIT General and RAIT Limited, collectively, “Sellers” and each, a “Seller”); and (b) CF RFP Holdings LLC , a Delaware limited liability company (“Buyer”). Sellers and Buyer are referred to herein collectively as the “Parties” and individually as a “Party”. All capitalized terms used herein but not otherwise defined shall have the meanings set forth in Article I hereof.

WITNESSETH:

WHEREAS, RAIT Parent and its Subsidiaries (collectively, the “RAIT Entities”) are presently engaged in the business of managing and servicing a portfolio of commercial real estate loans and real estate properties;

WHEREAS, each of RAIT Parent and certain Subsidiaries of RAIT Parent, including RAIT General, RAIT Limited, Taberna Realty, RAIT Funding, LLC, a Delaware limited liability company, RAIT JV TRS, LLC, a Delaware limited liability company, and RAIT JV TRS Sub, LLC, a Delaware limited liability company, and such other direct or indirect Subsidiaries of RAIT Parent, if any, as may be mutually agreed by RAIT Parent and Buyer (such Subsidiaries each a “Debtor Subsidiary”, and collectively the “Debtor Subsidiaries”, and together with RAIT Parent, each, individually a “Debtor” and, collectively, the “Debtors”) will commence voluntary bankruptcy cases for the Debtors (to be jointly administered) (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) within three (3) Business Days after the date hereof;

WHEREAS, upon the terms and subject to the conditions set forth herein, and pursuant to section 363 of the Bankruptcy Code, Buyer wishes to acquire and purchase, directly or indirectly (including through one or more Affiliates of Buyer) from Sellers, the Equity Interests in the Acquired RAIT Entities (each as defined below) and the other Purchased Assets (as defined below), and Sellers desire to sell, assign, transfer and convey and deliver such Equity Interests and the other Purchased Assets to Buyer, which acquisition shall occur through (i) the purchase, as of Closing, of 100% of the Equity Interests in RAIT Partnership and (ii) if Buyer so elects pursuant to the Transfer Election (as defined below), the purchase from RAIT Parent, as of Closing, of 100% of the Equity Interests in one or more of the Acquired RAIT Entities that are currently indirect Subsidiaries of RAIT Parent (the “Transaction”);

WHEREAS, Sellers and Buyer have determined that it is advisable and in their respective best interests to consummate, subject to entry of the Sale Order by the Bankruptcy Court, the transactions contemplated by this Agreement, upon the terms and subject to the conditions provided for herein;

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1Specific Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Acquired Assets” has the meaning set forth in Section 2.1(a)(iii) hereof.

“Acquired Business” means, collectively, (i) the business conducted by the Acquired RAIT Entities and (ii) the business conducted by the other applicable RAIT Entities with respect to the Purchased Assets and the Assumed Liabilities.

“Acquired Equity Interests” has the meaning set forth in Section 3.2(g) hereof.

“Acquired RAIT Entities” means each RAIT Entity listed on Schedule 3.2(g)-1 hereof under the heading “Acquired RAIT Entity”.

“Actions or Proceedings” has the meaning set forth in Section 3.6(a) hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, however, that notwithstanding the foregoing, an Affiliate shall not include any “portfolio company” or “portfolio investment” (as such terms are customarily used among institutional investors) of any Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.5 hereof.

“Alternative Transaction” means any reorganization, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale of a material portion of assets or equity, financing (debt or equity), liquidation, recapitalization or restructuring of one or more of the Debtors (including, for the avoidance of doubt, a transaction premised on a sale of a material portion of assets or equity under section 363 of the Bankruptcy Code or a plan of reorganization), whether in a single transaction or a series of transactions, other than (a) the Transaction or (b) any plan of reorganization that seeks to distribute the proceeds of the Transaction following the consummation thereof.

“Asset-Backed Security” has the meaning assigned to such term in Section 3(a)(79) of the Securities Exchange Act of 1934, as amended.

“Assigned Contracts” has the meaning set forth in Section 2.1(a)(iv) hereof.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.8(a)(iii) hereof.

“Assumed Liabilities” has the meaning set forth in Section 2.2 hereof.

“Back-Up Bidder” has the meaning set forth in the Bidding Procedures.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date, together with all amendments and modifications thereto that are subsequently made applicable to the Chapter 11 Cases.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Milestones” means each of the milestones set forth in Exhibit A hereto, each of which may be extended upon mutual written agreement of RAIT Parent and Buyer.

“Base Purchase Price” means $129,250,000.

“Bidding Procedure Documents” means the Bidding Procedures, the Bidding Procedures Motion, the Bidding Procedures Order, this Agreement and any other document necessary for the implementation of the marketing and sale process contemplated by the Bidding Procedures, each of which shall contain terms and conditions consistent with this Agreement and otherwise be reasonably acceptable to RAIT Parent and Buyer, and, as applicable, shall be filed with the Bankruptcy Court.

“Bidding Procedures” means the bidding procedures with respect to the sale of the Purchased Assets and such other assets of the Debtors described therein (including all schedules, annexes, exhibits, appendices and supplements thereto), in the form attached as Exhibit B, or otherwise in form and substance reasonably acceptable to RAIT Parent and Buyer.

“Bidding Procedures Motion” means the Debtors’ motion (including all schedules, annexes, exhibits, appendices and supplements thereto), in form and substance reasonably acceptable to RAIT Parent and Buyer, to be filed by the Debtors with the Bankruptcy Court within five (5) Business Days after the Petition Date, seeking entry of the Bidding Procedures Order.

“Bidding Procedures Order” means an order of the Bankruptcy Court (including all schedules, annexes, exhibits, appendices and supplements thereto), substantially in the form attached as an exhibit hereto or otherwise in form and substance reasonably acceptable to RAIT Parent and Buyer (provided, however, that any references to Buyer or an Affiliate of Buyer in the Bidding Procedures Order shall be in form and substance acceptable to Buyer), (i) approving, among other things, the Bidding Procedures, and appointing Buyer as the stalking horse bidder for the Purchased Assets, (ii) authorizing Sellers’ entry into this Agreement, (iii) approving and authorizing the payment of the Breakup Fee and Expense Reimbursement to Buyer in accordance with the terms of this Agreement and (iv) granting other related relief.

“Board” has the meaning set forth in Section 7.2(c) hereof.

“Breakup Fee” means an amount equal to $5,233,000.

“Business Day” means any day other than a day which is a Saturday, Sunday or legal holiday on which banks in New York, New York or Wilmington, Delaware are authorized or obligated by Law to close.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Advisors” means (i) Stroock & Stroock & Lavan LLP; (ii) Jaffe Raitt Heuer & Weiss, P.C.; (iii) Young Conaway Stargatt & Taylor, LLP, each as co-counsel to Buyer; (iv) Ernst & Young LLP; and (v) such other consultants, advisors and professionals as reasonably required by Buyer.

“Buyer Indemnified Party” has the meaning set forth in Section 5.2(f)(i) hereof.

“Buyer Termination Event” has the meaning set forth in Section 7.1 hereof.

“CDO I Issuer” means, collectively, RAIT CRE CDO I, Ltd., a Cayman Islands company, and RAIT CRE CDO I, LLC, a Delaware limited liability company.

“CDO I Securitization” has the meaning set forth in the definition of Securitization Agreements.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Chosen Court” has the meaning set forth in Section 8.15(a) hereof.

“Churchill” means Churchill Casualty Ltd., a Cayman Islands exempted company incorporated with limited liability.

“Churchill Assets” has the meaning set forth in Section 5.10 hereof.

“Churchill Shareholder Agreement” means that certain Shareholder Agreement, dated July 26, 2016, between Churchill and each shareholder or prospective shareholder party thereto.

“Claim Response” has the meaning set forth in Section 5.2(f)(ii) hereof.

“Claims Notice” has the meaning set forth in Section 5.2(f)(ii) hereof.

“Closing” has the meaning set forth in Section 2.7 hereof.

“Closing Date” has the meaning set forth in Section 2.7 hereof.

“Closing Date Cash Amount” means (a) the aggregate amount of actual cash and cash equivalents (excluding Restricted Cash) of the RAIT Entities on hand as of the Closing Date plus (b) the aggregate amount of all checks, drafts and other bank deposits received by any RAIT Entity but not yet credited to bank accounts of such RAIT Entity as of the Closing Date (excluding Restricted Cash).

“Closing Statement” has the meaning set forth in Section 2.6(b) hereof.

“Closing Taxable Year” has the meaning set forth in Section 3.20 hereof.

“COBRA” has the meaning set forth in Section 3.13(c) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Employee” has the meaning set forth in Section 5.7(a) hereof.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“Contract” means any single mortgage, bond, note, loan, letter of credit, indenture, unexpired lease, franchise, license, contract, agreement, obligation, trust, instrument, or other binding undertaking, commitment, agreement, plan or other executory commitment (including all amendments and supplements to any of the foregoing), whether written or oral.

“Cure Amount” shall mean, with respect to any Assigned Contracts that are executory contracts or unexpired leases, the amount required to cure any defaults required to be cured as a condition of assumption of such Assigned Contract pursuant to Section 365(b)(1) of the Bankruptcy Code.

“Debtor Subsidiary” and “Debtor Subsidiaries” have the meanings set forth in the recitals to this Agreement.

“Debtors” has the meaning set forth in the recitals to this Agreement.

“Definitive Documents” means this Agreement and the Bidding Procedure Documents and any other document necessary for the implementation and consummation of the Transaction, each of which shall contain terms and conditions consistent with this Agreement and shall otherwise be in form and substance reasonably acceptable to RAIT Parent and Buyer.

“Deposit” has the meaning set forth in Section 2.3(a) hereof.

“Deposit Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among Buyer, RAIT Parent and the Escrow Agent.

“Employee Plan” has the meaning set forth in Section 3.13(a) hereof.

“Environmental Claims” means any complaint, summons, citation, written notice, written directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other written communication from any Governmental Authority having jurisdiction over the environment, or any third party alleging in writing non-compliance with Environmental Laws or Releases of Hazardous Materials in violation of Environmental Laws (a) from any assets, properties or businesses of the Acquired Business or any predecessor in interest of any Acquired RAIT Entity or (b) onto any facilities which received Hazardous Materials generated by the Acquired Business.

“Environmental Laws” means any applicable foreign, international, federal, state, local or municipal laws, statutes, regulations, treaties, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment, including the applicable provisions of Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq. (but only to the extent it regulates occupational exposure to Hazardous Materials).

“Environmental Liabilities” means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred which (a) arise from any Environmental Laws, (b) relate to any violations of Environmental Laws, or (c) relate to Remedial Actions, Releases or threatened Releases from or onto (i) any property presently or formerly owned or operated by the Acquired Business or any Acquired RAIT Entity or for which an Acquired RAIT Entity acts or acted as collateral manager (but only during the period in which the Acquired RAIT Entity acted as collateral manager), (ii) assets of the Acquired RAIT Entities or the Acquired Business or (iii) any facility which received Hazardous Materials generated by the Acquired Business.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws to conduct the Acquired Business as currently conducted.

“Equity Interests” means, with respect to any RAIT Entity, (i) any capital stock, membership interests, limited liability company interests, partnership interests, trust certificate interests or any other equity, ownership, beneficial or profits interests of such RAIT Entity, and (ii) any options, warrants, securities, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other agreements, arrangements or rights of any kind that are convertible into, exercisable or exchangeable for, or otherwise permit any Person to acquire, any capital stock, membership interests, limited liability company interests, partnership interests, trust certificate interests or any other equity, ownership, beneficial or profits interests of such RAIT Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code or any other equivalent or applicable Laws, if any, in any jurisdictions in which the RAIT Entities reside.

“Escrow Agent” means U.S. Bank, National Association.

“Estimated Purchase Price” has the meaning set forth in Section 2.6(a) hereof.

“Event” has the meaning set forth in Section 6.2(c) hereof.

“Excluded Assets” has the meaning set forth in Section 2.1(b) hereof.

“Excluded Cash Receipts Amount” means the portion of the Interim Cash Receipts Amount that, as of the close of business on the Business Day prior to the Closing Date, either  has been received (or, pursuant to clause (b) of the definition of Interim Cash Receipts Amount, will be received) by the RAIT Entities after the close of business on August 26, 2019 and that constitutes (a) regularly scheduled interest or preferred returns with respect to loans or other indebtedness or preferred stock held by the RAIT Entities or (b) rent, common area maintenance and other regularly recurring income generated from Owned Real Property or Leased Real Property (in each case for (a) and (b), including the collection of any receivables related thereto).

“Excluded RAIT Entities” has the meaning set forth in Section 2.1(b).

“Expense Provision” means that expense provision set forth in the Transaction Term Sheet, which provides that from the date of execution of the Transaction Term Sheet until the earlier of (x) the expiration or termination of such Transaction Term Sheet and (y) the execution and delivery of this Agreement, RAIT shall reimburse Fortress Credit Advisors LLC’s and Buyer’s reasonable and documented third party costs and expenses incurred in connection with the Transaction to professional advisors retained by Fortress Credit Advisors LLC and Buyer, including without limitation fees and expenses of Stroock & Stroock & Lavan LLP and any local counsel or financial advisor that may be retained by Fortress Credit Advisors LLC or Buyer, up to a maximum of $500,000 (or such greater amount as RAIT and Fortress Credit Advisors LLC may agree in writing (including via email) from time to time).

“Expense Reimbursement” means all reasonable and documented third party expenses incurred by Buyer in connection with the Transaction up to an aggregate amount of $1,744,000 less the total amount of the Transaction Expenses otherwise paid by any of the RAIT Entities (including any amounts paid pursuant to the Expense Provision).

“Fiduciary Out” has the meaning set forth in Section 7.2 hereof.

“Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

“Financial Statements” has the meaning set forth in Section 3.3(a) hereof.

“First Day Motions” means any (a) “first day” motions and pleadings to be filed by the Debtors with the Bankruptcy Court on the Petition Date in connection with the Chapter 11 Cases and (b) the Bidding Procedures Motion.

“FL7 Indenture” and “FL7 Securitization” have the respective meanings set forth in the definition of “Securitization Agreements”.

“FL8 Indenture” and “FL8 Securitization” have the respective meanings set forth in the definition of “Securitization Agreements”.

“Fundamental Representations” means Sellers’ representations and warranties in Section 3.2(a), Section 3.2(b), Section 3.2(c) (but only with respect to the first sentence thereof), Section 3.2(g) and Section 3.2(i) (Organization, Capitalization, Subsidiaries, Authority and Enforceability), Section 3.11 (Finders’ Fees), and Section 3.20(b) (REIT Status), Section 3.20(c) (REIT Status), Section 3.20(v) (Opinion Representations) and Section 3.20(w) (Advice).

“GAAP” means generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been recognized by the four largest U.S. accounting firms, which are in effect from time to time.

“Governmental Authority” means any United States, or other international, national, federal, state, municipal or local governmental, regulatory or administrative authority, agency or commission, licensing body or any judicial (including any state or federal court) or arbitral body or other entity exercising executive, legislative, judicial, regulatory, licensing, gaming or administrative powers or functions of government.

“Hazardous Materials” means, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazards or infectious waste, or special waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, as defined by applicable Environmental Laws, including, but not limited to, corrosivity, ignitibility, toxicity, or reactivity as well as any radioactive or explosive materials; and (e) asbestos-containing materials.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnifying Party” has the meaning set forth in Section 5.2(f)(i) hereof.

“Information Systems” has the meaning set forth in Section 3.17(a) hereof.

“Insurance Policies” has the meaning set forth in Section 3.16 hereof.

“Intellectual Property” shall mean all foreign and domestic (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including, without limitation, all extensions, modifications and renewals of same (collectively, “Trademarks”), (b) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including, without limitation, divisions, continuations, continuations-in-part and renewal applications, and including, without limitation, renewals, extensions and reissues (collectively, “Patents”), (c) confidential and proprietary information, trade secrets and know-how, including, without limitation, processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”), (d) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”), and (e) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including, without limitation, rights to recover for past, present and future violations thereof.

“Intellectual Property Contracts” has the meaning set forth in Section 3.5(a)(xiv) hereof.

“Interim Balance Sheet” means the unaudited consolidated balance sheet of the RAIT Consolidated Group as of the Interim Balance Sheet Date, attached hereto as part of Schedule 3.3(a).

“Interim Balance Sheet Date” means July 31, 2019.

“Interim Cash Receipts Amount” means the sum of (a) the aggregate amount of cash and cash equivalents (excluding Restricted Cash) collected or received by the RAIT Entities during the period following the close of business on August 26, 2019 and before the close of business on the Business Day prior to the Closing Date (to the extent not included in cash and cash equivalents as of such date ), plus (b) the aggregate amount of all checks, drafts and other bank deposits received by any RAIT Entity during such period but not yet credited to bank accounts of such RAIT Entity as of the Closing Date (excluding Restricted Cash).  For purposes of this Agreement and the calculation of the Purchase Price, it is agreed that the amount of actual cash and cash equivalents (excluding Restricted Cash) on hand of the RAIT Entities as of the close of business on August 26, 2019 was $45,174,273.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, whether or not capitalized, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of, as to Sellers, the actual knowledge after reasonable inquiry of John Reyle and Alfred Dilmore, and as to Buyer, the actual knowledge after reasonable inquiry of any of the executive officers of Buyer.

“Law” means, in any applicable jurisdiction, any applicable law (including common law), statute, ordinance, rule, treaty, regulation, code, ruling, judgment, injunction, order, decree, assessment, writ or other legal requirement or restriction, in any such case, of any court, arbitrator or applicable Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.8(c) hereof.

“Liability Claim” has the meaning set forth in Section 5.2(f)(ii) hereof.

“Liens” means liens, claims, encumbrances, interests, set-off rights, options, rights of first refusal, mortgages, charges, pledges, indentures, security interests and deeds of trust. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement or capital lease relating to such property or asset.

“Losses” means any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including reasonable attorneys’ fees) and disbursements.

“M&I” has the meaning set forth in Section 3.26 hereof.

“M&I Credit Agreement” has the meaning set forth in Section 3.26 hereof.

“M&I Credit Facility” has the meaning set forth in Section 3.26 hereof.

“M&I Note” has the meaning set forth in Section 3.26 hereof.

“M&I UCC” has the meaning set forth in Section 3.26 hereof.

“Material Adverse Effect” means a material adverse effect on either (i) the business, operations, properties, financial condition or liabilities of the RAIT Entities, taken as a whole, or (ii) the ability of the RAIT Entities, taken as a whole, to perform their obligations under, or to consummate the transactions contemplated by this Agreement and the other Definitive Documents, including the Transaction, other than the effect of (A) any change in the United States or foreign economies or securities or financial markets in general; (B) any change that generally affects the industry in which the RAIT Entities operate; (C) any change arising in connection with earthquakes, hurricanes, other natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (D) any changes in applicable Laws or accounting rules (including GAAP) or judicial interpretations; (E) any change resulting from the filing of the

Chapter 11 Cases or from any action approved by the Bankruptcy Court so long as such action is not in breach of any Definitive Document; (F) any change resulting from the public announcement of the Transaction, compliance with terms of the Definitive Documents (excluding any obligation of the RAIT Entities to conduct its business and operations in the Ordinary Course of Business) or the consummation of the transactions contemplated hereby, including the Transaction; or (G) actions or omissions of Buyer or its Affiliates that are not required or permitted by this Agreement, but only, in the case of each of clauses (A), (B), (C) and (D), if such effect or change does not have a materially disproportionate effect on the RAIT Entities, taken as a whole, relative to other participants in the industry in which the RAIT Entities operate.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of any Governmental Authority.

“Ordinary Course of Business” means, with respect to any RAIT Entity, the ordinary course of such RAIT Entity’s business consistent with past practices since September 30, 2018 (taking into account that since such date the RAIT Entities have ceased originating loans).

“Organizational Documents” has the meaning set forth in Section 3.2(c) hereof.

“Outside Date” has the meaning set forth in Section 7.1(d) hereof.

“Owned Real Property” has the meaning set forth in Section 3.8(b) hereof.

“Partial Escrow Release Amount” means Two Million Dollars ($2,000,000), less the aggregate amount of Losses set forth in all Claims Notices delivered to Indemnifying Party on or prior to the Partial Escrow Release Date that have been released to Buyer prior to the Partial Escrow Release Date or are pending on the Partial Escrow Release Date; provided, however, that if, on the Partial Escrow Release Date, the Tax Indemnity Amount is less than Two Million Dollars ($2,000,000), the Partial Escrow Release Amount, if any, shall be an amount equal to the Tax Indemnity Amount, less the aggregate amount of Losses set forth in all Claims Notices delivered to Indemnifying Party on or prior to the Partial Escrow Release Date that are pending on the Partial Escrow Release Date.

“Partial Escrow Release Date” means the earlier of (i) three (3) Business Days after the date on which both of the FL7 Securitization and the FL8 Securitization have been redeemed and (ii) 180 days after the Closing Date.

“Party” and “Parties” have the meaning set forth in the preamble of this Agreement.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Permits” has the meaning set forth in Section 3.10 hereof.

“Permitted Encumbrances” has the meaning set forth in Section 3.8(a)(viii) hereof.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization or Governmental Authority.

“Petition Date” means the date of the commencement of the Chapter 11 Cases in the Bankruptcy Court.

“Pre-Closing Statement” has the meaning set forth in Section 2.6(a) hereof.

“Purchase Agreement Effective Date” means the date on which this Agreement becomes effective and binding on each Party in accordance with its terms.

“Purchase Price” has the meaning set forth in Section 2.4 hereof.

“Purchased Assets” has the meaning set forth in Section 2.1(a) hereof.

“QRS Tax Opinion” has the meaning set forth in Section 2.8(a)(viii) hereof.

“RAIT Consolidated Group” has the meaning set forth in Section 3.3(a) hereof.

“RAIT Employees” has the meaning set forth in Section 3.12(a) hereof.

“RAIT Entities” has the meaning set forth in the recitals to this Agreement.

“RAIT Excluded Subsidiaries” means all of the direct or indirect Subsidiaries of RAIT Parent that are set forth on Schedule 1.1 hereto.

“RAIT General” has the meaning set forth in the preamble of this Agreement.

“RAIT Limited” has the meaning set forth in the preamble of this Agreement.

“RAIT Parent” has the meaning set forth in the preamble of this Agreement.

“RAIT Partnership” means RAIT Partnership, L.P. a Delaware limited partnership.

“Real Property Leases” has the meaning set forth in Section 3.8(c) hereof.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 859 of the Code.

“REIT Testing Information” has the meaning set forth in Section 3.20(d) hereof.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Materials into the environment in violation of Environmental Laws (including abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials).

“Remedial Action” means, to the extent required by Environmental Laws or a Governmental Authority, all actions taken to (i) cleanup, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment at concentrations exceeding those allowed by Environmental Laws; (ii) prevent or minimize a Release of Hazardous Materials so they do not migrate or endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-

remedial operation and maintenance activities or (iv) any other actions authorized by 42 U.S.C. 9601 but excluding routine costs and expenses.

“Representatives” means any employee, agents, investment bankers, attorneys, accountants, consultants, advisers, and other representatives retained by any RAIT Entity or any of their Affiliates.

“Response Period” has the meaning set forth in Section 5.2(f)(ii) hereof.

“Restricted Cash” means cash and cash equivalents as would be reflected as restricted cash on a balance sheet prepared in accordance with GAAP.

“Retained Cash Amount” has the meaning set forth in Section 2.6(c) hereof.

“River Chase Loan” has the meaning set forth in Section 3.26 hereof.

“RMC Lien” means the Mechanic’s Lien recorded in the official records of the Recorder of San Francisco County, California in favor of Restoration Management Company with respect to property located at 659 Merchant Street, San Francisco, California, which property is owned by Brixton CP Chinatown, LLC,

“RMC Matter” means Restoration Management Company, v. Lee, et al., San Francisco County Superior Court Case No. CGC-170-563187.

“Sale Order” means an order of the Bankruptcy Court (including all schedules, annexes, exhibits, appendices and supplements thereto), in form and substance satisfactory to RAIT Parent and Buyer (provided, however, that any changes to the proposed form of order approved by RAIT Parent and Buyer and filed with the Bankruptcy Court that are required by the Bankruptcy Court shall be reasonably acceptable to RAIT Parent and Buyer), to be entered by the Bankruptcy Court pursuant to sections 105, 363 and 365 of the Bankruptcy Code providing for, among other things, (i) the approval of this Agreement and the transactions contemplated hereby, (ii) approval of the sale of the Purchased Assets that are owned by the Debtors to Buyer free and clear, pursuant to section 363(f) of the Bankruptcy Code, of all claims and encumbrances or other interests, (iii) findings that Buyer is a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code and (iv) the Cure Amounts (if any) with respect to the Assigned Contracts.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.3(c) hereof.

“Schedule Supplement” has the meaning set forth in Section 5.5 hereof.

“Schedules” means the schedules delivered by RAIT Parent concurrently with the execution and delivery of this Agreement.

“Securitization Agreements” means, collectively, all material agreements, documents, instruments and certificates (and any amendments of or supplements to the foregoing) executed and delivered by a RAIT Entity (including but not limited to a Securitization Trust) in connection with the securities issued by (i) RAIT 2017-FL7 Trust under that certain Indenture, dated June 23, 2017 (the “FL7 Indenture”), by and among RAIT 2017-FL7 Trust, Wells Fargo Bank, National Association (“Wells Fargo”), and RAIT Partnership (the “FL7 Securitization”), (ii) RAIT 2017-FL8 under that certain Indenture, dated November 29, 2017 (the “FL8 Indenture”), by and among RAIT 2017-FL8 Trust, Wells Fargo and RAIT Partnership (the “FL8 Securitization”) and (iii) RAIT CRE CDO I, LTD, under that certain Indenture, dated November 7, 2006, by and among RAIT CRE CDO I, LTD, RAIT CRE CDO I, LLC, Wells Fargo and RAIT Partnership (“CDO I Securitization”).

“Securitization Disclosure Documents” has the meaning set forth in Section 3.19(b) hereof.

“Securitization Transaction” means each individually, and collectively, the FL7 Securitization, the FL8 Securitization and the CDO I Securitization.

“Securitization Trust” means a special purpose trust, limited liability company or other entity established for the purpose of issuing Asset-Backed Securities in a Securitization Transaction.

“Seller” and “Sellers” have the meaning set forth in the preamble of this Agreement.

“Seller Termination Event” has the meaning set forth in Section 7.2 hereof.

“Sensitive Payments” has the meaning set forth in Section 3.18 hereof.

“Straddle Period” means any tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust or estate, or unincorporated organization of which (or in which) on the date of determination at least 50% of: (a) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (b) the interest in the capital or profits of such partnership, joint venture or limited liability company; or (c) the beneficial interest in such trust or estate, in the case of each of clauses (a), (b) and (c), is, at such time, directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. For the sake of clarity, with respect to a RAIT Entity, a Subsidiary of such RAIT Entity shall not include entities in which such RAIT Entity has an investment consisting solely of non-convertible preferred shares or similar interests.

“Suit” has the meaning set forth in Section 3.9(c) hereof.

“Taberna Realty” has the meaning set forth in the preamble of this Agreement.

“Tax” or “Taxes” means any and all federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies or other similar charges, including income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’

compensation, unemployment, disability, property, ad valorem, stamp, excise, customs and parafiscal charges, severance, occupation, service, sales, use, excise, transfer, import, export, value added, alternative minimum, estimated and all other taxes of whatever nature imposed by any government or any political subdivision, agency, commission or authority thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing, as well as, in respect of any Taxes imposed by jurisdictions outside of the United States, any contribution in respect thereof under any group relief or other tax integration agreement.

“Tax Asset” has the meaning set forth in Section 5.2(b) hereof.

“Tax Indemnity Amount” means an amount equal to Four Million Dollars ($4,000,000), as such amount may be reduced from time to time in accordance with this Agreement and the Tax Indemnity Escrow Agreement.  Any reference to the Tax Indemnity Amount used in this Agreement shall mean and be a reference to the dollar amount of funds in the Tax Indemnity Escrow Account as of such time.

“Tax Indemnity Escrow Account” has the meaning set forth in Section 2.3(b) hereof.

“Tax Indemnity Escrow Agreement” means an Escrow Agreement, to be entered into as of the Closing Date, by and among Buyer, RAIT Parent and the Escrow Agent, with respect to the deposit and release of the Tax Indemnity Amount, reflecting the provisions of Sections 2.3(b) and 5.2 of this Agreement and otherwise in form and substance reasonably satisfactory to Buyer, RAIT Parent and the Escrow Agent.

“Tax Representations” has the meaning set forth in Section 3.20 hereof.

“Tax Returns” means all returns, reports, forms, estimates, information returns and statements (including any related or supporting information and any amendments thereto) filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any Taxes.

“Termination Period” has the meaning set forth in Section 7.2 hereof.

“Third Party Claim” has the meaning set forth in Section 5.2(f)(iii) hereof.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction” has the meaning set forth in the recitals to this Agreement.

“Transaction Expenses” means all reasonable and documented costs and expenses of each of the Buyer Advisors, in each case in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of this Agreement or any of the other Definitive Documents, and/or the transactions contemplated hereby or thereby, and/or any amendments, waivers, consents, supplements or other modifications to any of the foregoing up to the aggregate amount of $500,000 less any amount paid by RAIT Parent pursuant to the Expense Provision.

“Transaction Term Sheet” means that certain term sheet, dated as of March 6, 2019, by and among RAIT Parent and Fortress Credit Advisors LLC.

“Transfer Election” has the meaning set forth in Section 5.3 hereof.

“Transfer Election Notice” has the meaning set forth in Section 5.3 hereof.

“Transfer Taxes” has the meaning set forth in Section 5.2(e) hereof.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as may be amended from time to time.

“WARN Act” has the meaning set forth in Section 3.12(g) hereof.

“Winning Bid” has the meaning set forth in the Bidding Procedures.

“Winning Bidder” has the meaning set forth in the Bidding Procedures.

Section 1.2Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

Section 1.3Other Definitional Provisions.

(a)The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)The words and phrases “including,” and “including, but not limited to,” when used in this Agreement shall mean “including, without limitation.”

(c)The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(d)The terms “dollars” and “$” shall mean United States Dollars.

(e)All non-defined terms that are financial terms defined under GAAP shall have their meaning under GAAP on the date hereof, and to the extent that such financial terms relate to the generally accepted accounting principles of another jurisdiction, they shall have their meaning under such generally accepted accounting principles on the date hereof.

ARTICLE II

THE PURCHASE AND SALE

Section 2.1Purchase and Sale of Assets.

(a)Upon the terms and subject to the conditions contained in this Agreement and the Sale Order, at the Closing, Buyer shall purchase, acquire and accept, or cause one or more of its Affiliates to purchase, acquire and accept, from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Buyer, and/or (if so directed by Buyer) one or more of Buyer’s Affiliates, the assets identified below in this Section 2.1(a) (all said assets to be sold, transferred, assigned, conveyed and delivered by Sellers to Buyer being hereinafter collectively referred to as the “Purchased Assets”):

(i)All cash and cash equivalents of the RAIT Entities, including Restricted Cash, other than (A) any cash and cash equivalents included in the Retained Cash Amount, and (B) any Restricted Cash held by the Excluded RAIT Entities;

(ii)The Equity Interests in the Acquired RAIT Entities and all rights, title and interests in and to the Acquired Equity Interests;

(iii)All rights, title and interests in and to the assets set forth on Schedule 2.1(a)(iii) (the “Acquired Assets”); and

(iv)The assigned contracts set forth on Schedule 2.1(a)(iv) (the “Assigned Contracts”);

provided that, subject to Section 5.3 hereof, to the extent Buyer exercises the Transfer Election, Buyer (and/or its Affiliates) shall acquire from RAIT Parent (and/or from the applicable Subsidiaries of RAIT Parent) some or all of the Acquired Equity Interests, as specified by Buyer in the Transfer Election Notice, and RAIT Parent shall cause the applicable RAIT Entities to issue, sell, transfer, assign, convey and deliver to Buyer (and/or to one or more of Buyer’s Affiliates, as so directed by Buyer) such Acquired Equity Interests.

(b)For the avoidance of doubt, the Equity Interests in RAIT Parent, the Equity Interests in any RAIT Entities that are not Acquired RAIT Entities (“Excluded RAIT Entities”) and any and all assets of the Excluded RAIT Entities other than the Purchased Assets (collectively, the “Excluded Assets”) shall not be part of the sale and purchase contemplated hereunder and shall remain the property of the applicable RAIT Entity. The Excluded Assets shall include, but not be limited to, (i) corporate seals, organization documents, minute books and stock books of the RAIT Entities that are not Acquired RAIT Entities; (ii) Tax Returns; (iii) all employee-related or employee benefit-related files or records, other than personnel files of Continuing Employees; (iv) any other books and records that any RAIT Entity is prohibited from disclosing or transferring to Buyer under applicable Law and is required to retain under applicable Law; (v) the RAIT Excluded Subsidiaries; (vi) the Churchill Assets; (vii) cash and cash equivalents that are included in the Retained Cash Amount; and (viii) the other assets set forth on Schedule 2.1(b).

Section 2.2Assumed Liabilities. Upon the terms and subject to the conditions contained in this Agreement, in consideration of the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Buyer, Buyer shall assume and undertake to pay, perform and discharge, in accordance with the terms thereof, all of the claims, obligations and liabilities of the RAIT Entities in respect of or relating to (i) liabilities under the Assigned Contracts arising after the Closing Date and which relate solely to events, facts, circumstances or periods of time occurring after the Closing Date (except for liabilities arising out of any breach or default of the Assigned Contracts occurring prior to the Closing Date or arising out of any event occurring prior to the

Closing Date which with the passage of time or after giving notice, or both, would constitute or give rise to such a breach or default), and all Cure Amounts owed under or relating to any Assigned Contracts, which Cure Amounts shall be paid by Buyer at Closing directly to the applicable counterparty under such Assigned Contracts (provided in the event any such counterparty agrees prior to the Closing Date to accept payment of a lesser amount in satisfaction of such Cure Amount, Buyer shall only be required to pay such lesser amount, and the balance shall be paid to RAIT Parent); and (ii) the liabilities described on Schedule 2.2(a), if any (collectively, the “Assumed Liabilities”) (it being understood and agreed that Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities or obligations of the RAIT Entities other than the Assumed Liabilities).

Section 2.3Escrowed Funds.

(a)Concurrently with the execution of this Agreement, Buyer, RAIT Parent (on behalf of Sellers) and the Escrow Agent shall execute and deliver the Deposit Escrow Agreement and within two (2) Business Days thereof Buyer shall deposit with the Escrow Agent an amount equal to $8,721,000 as an earnest money deposit (including all interest and other earnings accrued thereon, if any, the “Deposit”). Except as otherwise expressly set forth herein and in the Deposit Escrow Agreement, the Deposit shall be applied against the Purchase Price on the Closing Date. The Deposit shall be held in escrow and disbursed by the Escrow Agent pursuant to the terms of the Deposit Escrow Agreement.  Under no circumstances shall any portion of the Deposit be deemed property of the Debtors’ Chapter 11 estate under Section 541 of the Bankruptcy Code unless and until the Deposit is delivered or required to be delivered to Sellers in accordance with the terms of this Agreement and the Deposit Escrow Agreement.

(b)At Closing, Buyer, RAIT Parent (on behalf of Sellers) and the Escrow Agent shall execute and deliver the Tax Indemnity Escrow Agreement and Buyer shall deposit with the Escrow Agent the Tax Indemnity Amount, which shall be placed by the Escrow Agent in a separate non-interest bearing account (the “Tax Indemnity Escrow Account”). The Partial Escrow Release Amount, if any, shall be released from the Tax Indemnity Escrow Account to a designee of RAIT Parent on the Partial Escrow Release Date pursuant to the terms of the Tax Indemnity Escrow Agreement and the balance of the Tax Indemnity Amount shall continue to be held in the Tax Indemnity Escrow Account and shall be disbursed by the Escrow Agent to a designee of RAIT Parent or Buyer, as applicable, pursuant to the terms of the Tax Indemnity Escrow Agreement. Subject to any pending claims set forth in Claims Notices existing at such time, the Tax Indemnity Amount shall be released to a designee of RAIT Parent on the date that is twenty (24) four months after the Closing Date.

Section 2.4Consideration.  The consideration for the Purchased Assets shall be (i) an aggregate amount equal to: (a) the Base Purchase Price, plus (b) the Closing Date Cash Amount, minus (c) the Interim Cash Receipts Amount, plus (d) the Excluded Cash Receipts Amount, minus (e) the Retained Cash Amount, minus (f) the amount of any Cure Amounts payable by Buyer pursuant to Section 2.2 (the amount so calculated, the “Purchase Price”), plus (ii) the assumption by Buyer of the Assumed Liabilities, if any. Subject to the terms and conditions of this Agreement, in consideration for the Acquired Equity Interests and other Purchased Assets, at the Closing, Buyer shall (i) pay the Purchase Price (inclusive of the Deposit, which the Escrow Agent shall release at the Closing to RAIT Parent pursuant to the terms of the Deposit Escrow Agreement and joint written instructions delivered by RAIT Parent and Buyer to the Escrow Agent), less the amount of the Tax Indemnity Amount to be deposited with the Escrow Agent as provided in Section 2.3(b), to RAIT Parent and/or such other Seller as may be applicable (as specified by RAIT Parent), by wire transfer in immediately available funds to one or more accounts designated by RAIT Parent at least two (2) Business Days before the Closing Date and (ii) assume the Assumed Liabilities, if any.

Section 2.5Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Buyer, in its good faith reasonable discretion, shall prepare a schedule allocating the Purchase Price (the “Allocation Schedule”) and shall deliver the Allocation Schedule to RAIT Parent or a designee of RAIT Parent (on behalf of Sellers). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the rules and regulations thereunder, and any corresponding requirements of any state, local, or foreign laws. RAIT Parent and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.  The Allocation Schedule shall not be used for any purpose in the Chapter 11 Cases and shall not be deemed an admission or acknowledgement by Sellers and is without prejudice to Sellers’ rights to apply a different allocation in the Chapter 11 Cases.

Section 2.6Purchase Price Calculations.

(a)No later than three (3) Business Days prior to the anticipated Closing Date, RAIT Parent shall deliver to Buyer a statement (the “Pre-Closing Statement”), along with reasonably detailed information and supporting documentation, setting forth RAIT Parent’s good faith estimate of (i) the Closing Date Cash Amount, (ii) the Interim Cash Receipts Amount, (iii) the Excluded Cash Receipts Amount, (iv) the Retained Cash Amount, (v) the Cure Amounts payable by Buyer, and (vi) the amount of the Purchase Price (the “Estimated Purchase Price”). Such Pre-Closing Statement shall be certified by a financial officer of RAIT Parent on behalf of RAIT Parent to be true and complete. Following the delivery of the Pre-Closing Statement until the delivery of the Closing Statement, RAIT Parent shall (A) permit Buyer to have reasonable access during normal business hours to the finance personnel and accountants of RAIT Parent and the other RAIT Entities and the books and records of the RAIT Entities that are relevant to the calculation of the Estimated Purchase Price and each component thereof as set forth in the Pre-Closing Statement and (B) consider in good faith any of Buyer’s comments, and use commercially reasonable efforts to respond to Buyer’s questions, relating to the calculation of the Estimated Purchase Price and each component thereof as set forth in the Pre-Closing Statement and Buyer’s proposed changes to the Estimated Purchase Price and each component thereof as set forth in the Pre-Closing Statement.  RAIT Parent and Buyer shall agree in good faith as to the Estimated Purchase Price and RAIT Parent shall update the Pre-Closing Statement to reflect any agreed changes thereto.

(b)One (1) day prior to the anticipated Closing Date, RAIT Parent shall deliver to Buyer a final statement (the “Closing Statement”), along with reasonably detailed information and supporting documentation, setting forth (i) the calculated Closing Date Cash Amount, (ii) the calculated Interim Cash Receipts Amount, (iii) the calculated Excluded Cash Receipts Amount, (iv) the Retained Cash Amount, (v) the calculated Cure Amounts payable by Buyer, and (vi) the calculated amount of the Purchase Price.  Such Closing Statement shall be certified by a financial officer of RAIT Parent on behalf of RAIT Parent to be true and complete. Following the delivery of the Closing Statement until the Closing, RAIT Parent shall (A) permit Buyer to have reasonable access during normal business hours to the finance personnel and accountants of RAIT Parent and the other RAIT Entities and the books and records of the RAIT Entities that are relevant to the calculation of the Purchase Price and each component thereof as set forth in the Closing Statement and (B) consider in good faith any of Buyer’s comments, and use commercially reasonable efforts to respond to Buyer’s questions, relating to the calculation of the Purchase Price and each component thereof as set forth in the Closing Statement and Buyer’s proposed changes to the Purchase Price and each component thereof as set forth in the Closing Statement. RAIT Parent and Buyer shall agree in good faith as to the Purchase Price and RAIT Parent shall update the Closing Statement prior to the Closing to reflect any agreed changes thereto.

(c)RAIT Parent shall have the option to elect, by notice to Buyer at least one (1) Business Day prior to the Closing Date, to retain a portion or all of the cash and cash equivalents on hand at the Excluded RAIT Entities as of the Closing Date (the amount so retained by RAIT Parent, the “Retained Cash Amount”). In the event RAIT Parent makes the foregoing election, the Purchase Price shall be reduced by an amount equal to the Retained Cash Amount in accordance with Section 2.4 and Section 2.6.

Section 2.7Closing.  Upon the terms and subject to the conditions hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Buyer’s counsel, Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038 at 10:00 a.m., local time, on the seventh (7th) Business Day following the satisfaction or waiver of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be fulfilled only at the Closing) or at such other time and place as the parties hereto may mutually agree (such date, the “Closing Date”).

Section 2.8Deliveries at Closing.

(a)At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:

(i)(A) evidence of ownership of the Equity Interests in RAIT Partnership, duly endorsed to, or registered in the name of, or accompanied by executed agreements or instruments effective to transfer such Equity Interests to, Buyer or its designee and (B) with respect to each other Acquired RAIT Entity, evidence of ownership of the Equity Interests in such other Acquired RAIT Entity by RAIT Partnership or by another Acquired RAIT Entity;

(ii)the Closing Statement, duly certified by an officer as contemplated in Section 2.6(b) hereof;

(iii)an assignment and assumption agreement, including a bill of sale, in form and substance reasonably acceptable to Buyer and Sellers (the “Assignment and Assumption Agreement”), duly executed by the applicable Seller(s), effectuating the assignment to Buyer of the Purchased Assets;

(iv)the Tax Indemnity Escrow Agreement, duly executed by RAIT Parent;

(v)the officer’s certificates contemplated by Sections 6.2(a) and (c) hereof;

(vi)all consents, waivers and approvals that are required to be obtained by the RAIT Entities for the consummation of the transactions contemplated by this Agreement, including all consents, waivers and approvals with respect to the matters set forth on Schedule 3.22;

(vii)a certified copy of the Sale Order;

(viii)an opinion of Ledgewood PC, tax counsel to the RAIT Entities, with respect to the CDO I Issuer, duly executed and dated as of the Closing Date, substantially to the effect provided in Exhibit C (the “QRS Tax Opinion”), and any certificates executed in connection therewith;

(ix)a certification of each Seller’s non-foreign status pursuant to Code Section 1445;

(x)a Federal tax entity classification schedule reflecting, as of the Closing Date, the Federal tax entity classification of each Acquired RAIT Entity;

(xi)UCC-3 financing statements or such other termination and release documentation reasonably satisfactory to Buyer evidencing the termination of the UCC-1 financing statements listed on Schedule 2.8(a)(xi);

(xii)written resignations of each of the directors and managers of the Acquired RAIT Entities listed in a written request from Buyer delivered to RAIT Parent not less than five (5) days prior to Closing, which resignations shall be effective as of the Closing Date;

(xiii)all Definitive Documents required to be delivered by Sellers;

(xiv)physical possession of all of the Purchased Assets capable of passing by delivery with the intent that title in such Purchased Assets shall pass by and upon delivery;

(xv)such documentation as may be necessary to change the authorized signatories on any bank accounts of the Acquired RAIT Entities so as to appoint persons designed by Buyer as such authorized signatories;

(xvi)the termination agreement contemplated by Section 5.12 hereof; and

(xvii)such other duly executed documents, instruments and certificates as may be necessary to be delivered by the RAIT Entities pursuant to this Agreement or the other Definitive Documents or as may be reasonably requested by Buyer.

(b)At the Closing, Buyer shall deliver, or cause to be delivered, to RAIT Parent (on behalf of Sellers), the following:

(i)the Tax Indemnity Escrow Agreement, duly executed by Buyer;

(ii)the Assignment and Assumption Agreement, duly executed by Buyer;

(iii)the Purchase Price, minus (A) the Deposit and (B) the Tax Indemnity Amount;

(iv)the officer’s certificates contemplated by Section 6.3(a) hereof;

(v)the termination agreement contemplated by Section 5.12 hereof;

(vi)all other Definitive Documents required to be delivered by Buyer; and

(vii)such other duly executed documents, instruments and certificates as may be necessary to be delivered by Buyer pursuant to this Agreement or the other Definitive Documents or as may be reasonably requested by Sellers.

(c)At the Closing (i), Buyer shall deliver, or cause to be delivered, to the Escrow Agent the Tax Indemnity Amount and (ii) Buyer and RAIT Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release and disburse the Deposit to RAIT Parent.

Section 2.9Distribution of Equity Interests in RAIT Excluded Subsidiaries and Excluded Assets.  Prior to the Closing Date, RAIT Parent and the other RAIT Entities (including the Acquired RAIT Entities) shall take such actions as may be necessary or appropriate, as reasonably agreed by RAIT Parent and Buyer, to cause any Equity Interests in any RAIT Excluded Subsidiaries and other Excluded Assets that were not previously divested by the Acquired RAIT Entities and are held by any of the Acquired RAIT Entities to be distributed or otherwise transferred to RAIT Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules, each Seller hereby jointly and severally represents and warrants to Buyer as follows:

Section 3.1[Reserved]

Section 3.2Organization; Capitalization; Subsidiaries; Authority and Enforceability.

(a)Each Seller has all requisite power and authority necessary to enable it to own, lease or otherwise hold the Purchased Assets that are owned, leased or otherwise held by such Seller. Subject to the applicable provisions of the Bankruptcy Code and subject to the entry of the Sale Order by the Bankruptcy Court, such Seller has the authority and ability to sell, transfer and assign such Purchased Assets to Buyer as contemplated by this Agreement.

(b)Each Seller and each Acquired RAIT Entity is a corporation, limited liability company, trust or partnership, as applicable, duly organized, validly existing and, to the extent such concept is recognized, in good standing under the laws of the jurisdiction of incorporation, organization or formation of such Seller or Acquired RAIT Entity, as set forth on Schedule 3.2(b).

(c)The certificates of incorporation, certificates of formation, certificates of trust, bylaws, operating agreements and limited liability company agreements (or other equivalent organizational documents) (“Organizational Documents”) for each Acquired RAIT Entity have been provided to Buyer and such Organizational Documents are true, correct and complete in all material respects. The board minutes since January 1, 2017 for each Acquired RAIT Entity that has a board of directors or similar governing body, which entities are set forth on Part A of Schedule 3.2(c), have been provided or made available to Buyer and are true, correct and complete in all material respects. Each Seller and each Acquired RAIT Entity is duly authorized, qualified or licensed to do business as a foreign corporation, limited liability company or partnership, as applicable, in each jurisdiction set forth on Part B Schedule 3.2(c) and any other jurisdiction where such Seller or Acquired RAIT Entity owns or leases real property, maintains an office, has employees or conducts any portion of its business, except where the failure to be so authorized, qualified or licensed would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Acquired RAIT Entities or the Acquired Business.

(d)To the Knowledge of Sellers, Schedule 3.2(d) sets forth a summary as of August 26, 2019, which has been prepared in good faith by RAIT Parent, of where the material assets and liabilities (excluding accounts payable and accrued expenses) of the RAIT Entities (excluding cash, cash equivalents, prepaid expenses, accrued interest receivable and other similar assets) other than RAIT Parent are situated within the corporate structure.

(e)Schedule 3.2(e) sets forth a true, correct and complete listing of the officers, directors, managers and/or trustees, as applicable, of each Acquired RAIT Entity as of the date of hereof.

(f)The corporate structure and organization of the RAIT Entities, as set forth on Schedule 3.2(f), is true, correct and complete as of the date hereof, reflects the changes to the corporate structure and organization of the RAIT Entities contemplated by the transactions described in Section 3.2(h), and will remain in effect as of the opening of business on the Closing Date, except for changes consented to by Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

(g)The authorized Equity Interests and the issued and outstanding Equity Interests of each Acquired RAIT Entity are as set forth on Schedule 3.2(g)-1 hereto (collectively, the “Acquired Equity Interests”). Except as set forth on Schedule 3.2(g)-2 and except for Liens that will be released or discharged at or prior to the Closing, the Sale Order or other order of the Bankruptcy Court or otherwise, all of the outstanding Acquired Equity Interests are owned beneficially and of record by RAIT Parent or one of its subsidiaries as set forth on Schedule 3.2(g)-1, free and clear of any Lien and free of any other limitation or restriction on the right to vote, sell or otherwise dispose of such Acquired Equity Interest, and nothing in the Sale Order (other than the sale of the Acquired RAIT Entities to Buyer pursuant to this Agreement) will reduce, dilute, restrict or otherwise affect in any way RAIT Parent’s direct or indirect ownership of or interest in any Acquired RAIT Entity, subject to the Transfer Election. All outstanding Acquired Equity Interests have been duly authorized and validly issued and are fully paid and nonassessable. Except for the Acquired Equity Interests, there are no outstanding (i) Equity Interests or other instruments convertible into or exchangeable for any Equity Interests in an Acquired RAIT Entity or (ii) options, warrants, conversion rights, stock appreciation rights or other similar rights (including pre-emptive rights) to acquire from any Acquired RAIT Entity, or other obligation of any Acquired RAIT Entity to issue, any Equity Interests convertible into or exchangeable for any interest in any Acquired RAIT Entity. There are no outstanding obligations of any Acquired RAIT Entity to repurchase, redeem or otherwise acquire any outstanding Equity Interests in an Acquired RAIT Entity or to issue any Equity Interests. Except as set forth on Schedule 3.2(g)-2, no Acquired RAIT Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) for the election of directors, managers and/or trustees of such Acquired RAIT Entity or to vote together with the equity holders of such Acquired RAIT Entity on any matter. The sale and/or direct or indirect transfer of the Acquired Equity Interests to Buyer hereunder is not subject to any rights of first refusal or other rights in favor of any Person.

(h)RAIT Excluded Subsidiaries. Prior to the date hereof, RAIT Parent caused the Equity Interests evidencing ownership in the RAIT Excluded Subsidiaries to be distributed or otherwise transferred to RAIT Asset Holdings, LLC, the interests of which will be assigned 1% to RAIT General, Inc. and 99% to RAIT Limited, Inc. As of the date hereof, none of the RAIT Excluded Subsidiaries are direct or indirect Subsidiaries of RAIT Partnership and RAIT Partnership (i) does not own or hold any right, title, or interest in any Equity Interests of the RAIT Excluded Subsidiaries and (ii) does not have any liability or obligation with respect to the RAIT Excluded Subsidiaries.

(i)Subject to the applicable provisions of the Bankruptcy Code and subject to the entry of the Sale Order by the Bankruptcy Court, each Seller has the requisite trust, corporate, limited liability company or other entity (as applicable) power and authority to enter into this Agreement, the Deposit Escrow Agreement (in the case of RAIT Parent), the Tax Indemnity Escrow Agreement (in the case of RAIT Parent) and each of the other Definitive Documents to which it is a party, and to perform its obligations hereunder and thereunder, and the execution and delivery of this Agreement, the Escrow Agreement (in the case of RAIT Parent) and the other Definitive Documents to which it is a party, and the consummation of the transactions contemplated herein and therein and the performance of such Seller’s obligations hereunder and thereunder have been duly authorized by all requisite trust, corporate, limited liability company or other entity (as applicable) action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, subject to the applicable provisions of the Bankruptcy Code and to the entry of the Sale Order by the Bankruptcy Court, and except as otherwise limited by, moratorium, bankruptcy, insolvency, reorganization, liquidation or other similar Laws relating to or affecting creditors’ rights generally and the general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law).

(j)Assuming the accuracy of Buyer’s representations set forth in this Agreement, the sale of the Equity Interests of RAIT Partnership to Buyer shall be exempt from registration under the Securities Act of 1933 and all state securities laws.

Section 3.3Financial Statements; SEC Documents; Internal Controls.

(a)Attached hereto as Schedule 3.3(a) are complete and correct copies of (i) the audited consolidated balance sheets of RAIT Parent and its consolidated Subsidiaries (the “RAIT Consolidated Group”) as of December 31, 2017 and 2018 and the related audited consolidated statements of operations and cash flows for each of the years ended December 31, 2017 and 2018, together with appropriate notes to such financial statements, accompanied by the report thereon by Sellers’ independent accountants, and (ii) the unaudited consolidated balance sheet of the RAIT Consolidated Group as of the Interim Balance Sheet Date and the related unaudited consolidated statements of operations for the seven months then ended (collectively, the “Financial Statements”). Except as set forth on Schedule 3.3(a) or on the notes to the Financial Statements, the Financial Statements fairly present in all material respects, in conformity with GAAP applied on a consistent basis (subject, in the case of the interim financial statements, to normal year-end adjustments and the absence of notes) the consolidated financial position of the RAIT Consolidated Group as of the dates thereof and their consolidated results of operations for the periods presented.

(b)No Acquired RAIT Entity has any material liabilities (including absolute, accrued or contingent liabilities), whether or not required by GAAP to be reflected on a balance sheet or the notes thereto, except for (i) liabilities which arose in the Ordinary Course of Business after the Interim Balance Sheet Date, (ii) liabilities which are reflected or reserved against on the Interim Balance Sheet, (iii) liabilities set forth on Schedule 3.3(b) and (iv) liabilities related to Contracts entered into in the Ordinary Course of Business that are not required under GAAP to be reflected on a balance sheet prepared in accordance with GAAP.

(c)Except as set forth on Schedule 3.3(c), as of their respective filing dates (or if amended, as of the date of such amendment), none of the forms, reports and other documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act since January 1, 2018 (collectively with any amendments thereto, the “SEC Documents”) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent that information in any such SEC Document has been amended or superseded by a later SEC Document filed prior to the date hereof).

(d)RAIT Parent and its Subsidiaries have established and maintain internal control over financial reporting (as such term is defined in paragraph (f) of Rule 13a-15 under the Exchange Act). RAIT Parent’s management has completed an assessment of the effectiveness of such internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 as of December 31, 2018, and such assessment concluded that RAIT Parent had a material weakness in the design or operation of its internal controls over financial reporting. Such material weakness was disclosed to RAIT Parent’s auditors and the audit committee of RAIT Parent’s Board in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof. RAIT Parent has provided to Buyer true, complete and correct copies of any written disclosures, information or reports relating to such material weakness prepared by or on behalf of RAIT Parent that were furnished to RAIT Parent’s auditors or the audit committee of the Board of Trustees of RAIT Parent from January 1, 2019 through the date hereof, and will promptly provide to Buyer true, complete and correct copies of any such disclosures, information or reports that are made after the date hereof.

Section 3.4Absence of Certain Changes.  Since the Interim Balance Sheet Date, RAIT Parent has conducted, and has caused each other RAIT Entity to conduct, their respective businesses only in the Ordinary Course of Business in all material respects (except with respect to the RAIT Excluded Subsidiaries), and, since the Interim Balance Sheet Date there has not been (except with respect to the RAIT Excluded Subsidiaries), any event, occurrence, development or state of circumstances or facts which has had or which is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since the Interim Balance Sheet Date, other than as contemplated or required by this Agreement;

(i)no RAIT Entity has sold, leased, transferred, granted a participation or security interest in, mortgaged, pledged, assigned, or otherwise encumbered or subjected to a Lien any of its material assets, tangible or intangible, with respect to the Acquired Business, other than in the Ordinary Course of Business;

(ii)no Person (including any RAIT Entity) has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) with respect to the Acquired Business involving annual payments of more than $250,000 individually or $1,000,000 in the aggregate to which any RAIT Entity is a party or by which any of them is bound, other than in the Ordinary Course of Business;

(iii)no RAIT Entity has settled, agreed to settle, or initiated, commenced or effected any settlement, compromise or other resolution of any pending or threatened claims or actions against any of the Acquired RAIT Entities or with respect to the Purchased Assets that are not fully covered by insurance (subject to reasonable deductibles) and would require any Acquired RAIT Entity to pay an amount in excess of $200,000 for any individual claim or action, except as may be expressly approved in writing by Buyer (not to be unreasonably conditioned, withheld, or delayed);

(iv)the Acquired RAIT Entities have not made any capital expenditures other than as set forth on Schedule 3.4(a)(iv);

(v)no Acquired RAIT Entity has made (A) any capital investment in, or any acquisition of the securities or assets of any other Person (or series of related capital investments and acquisitions) other than in an Acquired RAIT Entity, involving more than $250,000 individually or $1,000,000 in the aggregate or (B) other than in the Ordinary Course of Business, any loan to any other Person in excess of $250,000 individually or $1,000,000 in the aggregate;

(vi)no Acquired RAIT Entity has issued any note, bond, or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(vii)no RAIT Entity has granted any license or sublicense of any rights under or with respect to any Intellectual Property with respect to the Acquired Business;

(viii)except as set forth on Schedule 3.4(viii), there has been no change in the Organizational Documents of Sellers or any Acquired RAIT Entity;

(ix)no Acquired RAIT Entity has issued, sold, or otherwise disposed of any of its Equity Interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Interests;

(x)no Acquired RAIT Entity has declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests or effected any reclassification, recapitalization, stock split or combination, exchange or readjustment of its Equity Interests, except (A) by a direct or indirect wholly-owned Subsidiary of RAIT Parent or by RAIT Parent, to the extent necessary to maintain compliance by RAIT Parent and certain of its Subsidiaries with the Tax Laws applicable to REITs; or (B) pursuant to and in accordance with the distributions and transfers contemplated by Section 3.2(h);

(xi)with respect to the Acquired Business, no RAIT Entity has experienced any material damage, destruction or loss (whether or not covered by insurance) to its property that has not been repaired;

(xii)there has been no change in the accounting methods, principles or practices of any Acquired RAIT Entity, except as required by GAAP or applicable Law;

(xiii)No Acquired RAIT Entity has adopted, modified or terminated any Employee Plan, other than as required by applicable Law;

(xiv)No Acquired RAIT Entity has engaged in any of the transactions described in Section 3.18 hereof;

(xv)No RAIT Entity has entered into, amended, modified, cancelled or waived in any material respect, any of its rights or obligations under any material Contract with respect to the assets of the Acquired Business, other than in the Ordinary Course of Business;

(xvi)No Acquired RAIT Entity has entered into (i) any Contract that would be considered a “material contract” under the rules of the SEC which has not been disclosed in a filing with the SEC or (ii) any other Contract with an annual value in excess of $250,000; and

(xvii)No claim or defense has been asserted that would reasonably be expected to give rise to any right of set-off or recoupment against any material assets of the Acquired Business.

Section 3.5Material Contracts.

(a)Except as disclosed on Schedule 3.5(a), no RAIT Entity is a party to or bound by any of the following (other than, in the case of those RAIT Entities that are not Acquired RAIT Entities, any of the following that do not relate to or affect the Acquired RAIT Entities, the Acquired Assets or the Acquired Business):

(i)any lease (whether of real or personal property) by an Acquired RAIT Entity as lessee or guarantor (A) providing for or guaranteeing annual rentals of $100,000 or more or (B) which, in combination with other such leases, provides for or guarantees annual rentals of $250,000 or more in the aggregate, in either case, except for any such leases that are terminable without penalty, charge or additional fees by a RAIT Entity on not more than thirty (30) days written notice;

(ii)any Contract for the purchase of materials, supplies, goods, services, equipment or other assets (A) providing for annual payments by any RAIT Entity (or group of RAIT Entities) of $100,000 or more or (B) which, in combination with other such Contracts, provides for the purchase of materials, supplies, goods, services, equipment or other assets of $250,000 or more in the aggregate, in either case, except for any such Contracts that are terminable without penalty, charge or additional fees by a RAIT Entity on not more than thirty (30) days written notice;

(iii)any sales, distribution or other similar Contract (A) providing for the sale by any RAIT Entity of materials, supplies, goods, services, equipment or other assets that provides for annual payments to RAIT Entities of $100,000 or more or (B) which, in combination with other such Contracts, provides for the sale by any RAIT Entity of materials, supplies, goods, services, equipment or other assets of $250,000 or more in the aggregate, in either case, except for any such Contracts that are terminable without penalty, charge or additional fees by a RAIT Entity on not more than thirty (30) days written notice;

(iv)any partnership, joint venture or other similar arrangement reduced to a written Contract;

(v)any Contract relating to the acquisition, or disposition of any material assets or business (whether by merger, sale of stock, sale of assets or otherwise) other than in the Ordinary Course of Business;

(vi)any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) pursuant to which such RAIT Entity is an obligor, except (A) any such Contract with an aggregate outstanding principal amount not exceeding $100,000 and which may be prepaid on not more than 90 days’ notice without the payment of any penalty, charge or additional fees or (B) any agreement set forth on Schedule 3.5(a)(vi) that is or will be released in the Chapter 11 Cases on or prior to the Closing Date;

(vii)any option, license, franchise or similar material Contract (A) providing for a payment or receipt in excess of $100,000 or (B) which, in combination with other such Contracts, provides for payments or receipts in excess of $250,000 in the aggregate, in either case, except for any such Contracts that are terminable without penalty, charge or additional fees by a RAIT Entity on not more than thirty (30) days written notice;

(viii)any agency, dealer, sales representative, marketing or other similar Contract (A) providing for a payment or receipt in excess of $100,000 or (B) which, in combination with other such Contracts, provides for payments or receipts in excess of $250,000 in the aggregate, in either case, except for any such Contracts that are terminable without penalty, charge or additional fees by a RAIT Entity on not more than thirty (30) days written notice;

(ix)any other Contract or other instrument (A) involving annual payments by the applicable RAIT Entity(ies) in excess of $100,000 not disclosed in clauses (i) through (viii) above or (B) which, in combination with other Contracts or instruments that are not disclosed in clauses (i) through (viii) above, involve annual payments by the applicable RAIT Entity(ies) in excess of $250,000 in the aggregate, in either case, except for any such Contracts that are terminable without penalty, charge or additional fees by a RAIT Entity on not more than thirty (30) days written notice;

(x)any Contract containing covenants limiting the freedom of any Acquired RAIT Entity to (A) engage in any line of business or with any Person or in any geographical area or which would so limit the freedom of any Acquired RAIT Entity after the Closing Date or (B) hire or solicit for employment any Person or that would so limit the freedom of any Acquired RAIT Entity after the Closing Date;

(xi)any Contract (A) that has been notified to any competition authority; or (B) for which an application has been made for any consent or clearance pursuant to any competition regulations;

(xii)any Contract with any current officer, trustee, director, employee, consultant or agent (A) in excess of $100,000 per annum or (B) which, in combination with other such Contracts, is in excess of $250,000 per annum in the aggregate, in either case, except for any such Contracts that are terminable without penalty, charge or additional fees by a RAIT Entity on not more than thirty (30) days written notice;

(xiii)other than with respect to Liens relating to indebtedness that is disclosed pursuant to clause (vi) above, any Contract or other instrument (A) creating, securing or pertaining to Liens with a value in excess of $100,000 or (B) which, in combination with such other Contracts or instruments, creates, secures or pertains to Liens with a value in excess of $250,000 in the aggregate, in either case, except for any such Contracts or instruments that are terminable without penalty, charge or additional fees by a RAIT Entity on not more than thirty (30) days written notice;

(xiv)any material Contracts pursuant to which the RAIT Entities (A) are granted rights in any Intellectual Property or (B) grant any third party rights in any

Intellectual Property, including, without limitation, Trademark co-existence agreements, Trademark consent agreements, and any non-assertion agreements or settlement agreements related to Intellectual Property (collectively, “Intellectual Property Contracts”), other than Contracts for off-the-shelf commercially available software sold on standard terms and for annual license fees of less than $75,000;

(xv)any Contract granting first refusal, first offer or any other similar preferential rights to purchase any assets or properties of a Person with a value in excess of $100,000;

(xvi)any collective bargaining agreement;

(xvii)any Contract that would qualify as a “material contract” under the rules of the SEC, except as publicly disclosed in any filing with the SEC except for any such Contract that is not currently in effect or is terminable without penalty, charge or additional fees by a RAIT Entity on not more than thirty (30) days written notice;

(xviii)any other Contract not made in the Ordinary Course of Business that is material to the RAIT Entities considered as a whole; or

(xix)any Contract with a Person other than a RAIT Entity that owns Equity Interests in an Acquired RAIT Entity.

(b)Each Contract disclosed in any Schedule to this Agreement or otherwise required to be disclosed pursuant to this Section 3.5, solely as such Contract is currently in effect and relates to or affects the Acquired RAIT Entities, the Acquired Assets or the Acquired Business, is, subject to compliance with the provisions of Section 363 and/or Section 365 of the Bankruptcy Code where applicable, a valid and binding agreement of a RAIT Entity, and is in full force and effect, and, except as set forth on Schedule 3.5(b), no RAIT Entity or, to the Knowledge of Sellers, any other party thereto is in default or breach under the terms of any such Contract, and, to the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder except for any such failures to be valid and binding and in full force and effect and any such defaults or breaches which have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of each such Contract have been provided or made available to Buyer.

Section 3.6Litigation.

(a)Except as set forth on Schedule 3.6(a), there is no material action, suit, proceeding or, to the Knowledge of Sellers, investigation (collectively, “Actions or Proceedings”) pending or, to the Knowledge of Sellers, threatened in writing with respect to any Seller, any Acquired RAIT Entity or the Acquired Business before any court, arbitrator or other Governmental Authority. There are no such Actions or Proceedings which if adversely determined would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)(i) As of the date hereof, there are no material outstanding Orders with respect to any of the Acquired RAIT Entities or the Acquired Business and (ii) there is no such

Order that would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7Compliance with Laws and Court Orders.

(a)Except as set forth on Schedule 3.7(a), no RAIT Entity with respect to the Acquired Business is in material violation of, and to the Knowledge of Sellers, since January 1, 2018 no RAIT Entity with respect to the Acquired Business has been under investigation with respect to, or has been threatened in writing to be charged with or given written notice of any material violation of, any applicable Law or Order. No material Actions or Proceedings have been filed or commenced and served, and remain pending, against any RAIT Entity alleging any failure to so comply with any applicable Law or Order.

(b)All material reports and filings and other material information with respect to the Acquired Business filed by the RAIT Entities with or received by the RAIT Entities from any Governmental Authority, including with respect to compliance with any state, federal or foreign Laws, in each case, since January 1, 2017, have been provided or made available to Buyer.

Section 3.8Properties.

(a)The applicable Acquired RAIT Entities have good and valid fee title to, or a valid and binding leasehold interest in, or otherwise have a valid right to use (whether by Contract or otherwise) all their respective material properties and assets (whether real, personal, tangible or intangible), except for properties and assets sold or otherwise disposed of since the Interim Balance Sheet Date in the Ordinary Course of Business. Schedule 3.8(a)-1 sets forth all material sales or dispositions of properties or assets of the Acquired RAIT Entities or properties or assets used in the Acquired Business since the Interim Balance Sheet Date. The tangible assets and real property of the Acquired RAIT Entities and the Acquired Business, taken as a whole, are in good operating condition and repair subject to normal wear and tear, are suitable for the purposes for which they are presently used and, to the Knowledge of Sellers, are free from material defects (patent and latent). The operation by Buyer after the Closing of the Acquired Business and the assets of the Acquired RAIT Entities and the other Purchased Assets would not require Buyer to assume, or obtain the benefits of, any Contracts held by a RAIT Entity that is not an Acquired RAIT Entity, other than Contracts of a nature generally available from third parties on market terms.  None of the properties or assets (whether real, personal, tangible or intangible) of the Acquired RAIT Entities or the properties or assets used in the Acquired Business is subject to any Lien, except:

(i)Liens for (A) taxes not yet due and payable or (B) taxes being contested in good faith, in each case, for which adequate accruals or reserves, to the extent required by GAAP, have been established on the Interim Balance Sheet;

(ii)Liens that constitute the rights of any lessor or sublessor under any lease;

(iii)mechanics’, carriers’, workers’, materialmens’, warehousemens’ and similar liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable or being contested in good faith;

(iv)Liens relating to debt outstanding on the Petition Date that will be discharged at Closing or such Liens that will no longer be enforceable by operation of the Bankruptcy Code, the Sale Order or order of the Bankruptcy Court, in each case, as set forth on Schedule 3.8(a)-2;

(v)easements, rights of way, zoning ordinances and other document of record affecting any real property owned by the applicable RAIT Entities;

(vi)other than with respect to real property, Liens arising under original purchase price conditional sales, contracts and equipment leases with third parties entered into in the Ordinary Course of Business, in each case to the extent set forth on Schedule 3.8(a)-3;

(vii)Liens which do not materially detract from the value of or materially interfere with any present or intended use of any such property or assets; or

(viii)Other Liens set forth on Schedule 3.8(a)-4 (clauses (i)-(viii) of this Section 3.8(a) are, collectively, the “Permitted Encumbrances”).

(b)Part A of Schedule 3.8(b) sets forth a true, correct and complete list of the parcels of real property that are owned in fee simple by each of the Acquired RAIT Entities (the “Owned Real Property”).  Each Acquired RAIT Entity has good and valid fee simple title to such Owned Real Property, free and clear of all Liens except for Liens described on Schedule 3.8(a)-2, Schedule 3.8(b) and other Permitted Encumbrances.  Except as set forth on Part B of Schedule 3.8(b), none of the Acquired RAIT Entities has leased, licensed or otherwise granted any Person the right to use or occupy all or any portion of the Owned Real Property (other than rights of parties under Permitted Encumbrances, except for Liens described in Section 3.8(a)(ii)).

(c)Part A of Schedule 3.8(c) sets forth a true, correct and complete description of all real property leased, subleased, licensed, sublicensed to or otherwise used or occupied (but not owned) by any of the Acquired RAIT Entities (collectively, the “Leased Real Property”), including the address thereof.  A true, correct and complete copy of each lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered or made available to Buyer.  Except as set forth on Part B of Schedule 3.8(c), all of the Leased Real Property is used or occupied by the Acquired RAIT Entities pursuant to a Real Property Lease.  Assuming the applicable Real Property Lease is valid, binding and enforceable with respect to the other parties thereto, each Real Property Lease is valid, binding and enforceable with respect to the Acquired RAIT Entity party thereto in accordance with its terms and is in full force and effect.  There are no existing material defaults by any of the Acquired RAIT Entities or, to the Knowledge of Sellers, the lessor under any of the Real Property Leases, no RAIT Entity has received any written or, to the Knowledge of Sellers, oral notice of default under any Real Property Lease and, to the Knowledge of Sellers, no event has occurred that (with notice or lapse of time, or both) would reasonably be expected to constitute a material breach or material default under any of the Real Property Leases by any Person or give any Person the right to terminate, accelerate or modify any Real Property Lease.  Except as set forth on Part B of Schedule 3.8(b), no Acquired RAIT Entity has leased or sublet as lessor or sublessor, and no Person (other than the Acquired RAIT Entities) is in possession of, any of the Owned Real Property or Leased Real Property.  The Leased Real Property has been maintained in all material respects in accordance with the obligations of the applicable Acquired RAIT Entity under each applicable Real Property Lease.

(d)RAIT Parent has provided or made available to Buyer full and complete copies of the rent roll summaries through July 31, 2019 for the real properties owned or master leased by the RAIT Entities with respect to the Acquired Business.

Section 3.9Intellectual Property.

(a)Each Acquired RAIT Entity has ownership or valid and legally enforceable rights to use all Intellectual Property necessary for the conduct of the Acquired Business as currently conducted, except for such Intellectual Property the absence of which would not be material to their respective businesses, as applicable. Schedule 3.9(a) identifies the Trademarks, Copyrights and Patents for which the RAIT Entities have filed an application or for which a registration has been issued in the name of any Acquired RAIT Entity with respect to the Acquired Business. The applicable RAIT Entities have paid all necessary registration, maintenance and renewal fees and filed all necessary documents and certificates with the appropriate Governmental Authority in the respective jurisdictions for the purpose of maintaining the material Intellectual Property identified in Schedule 3.9(a).

(b)To the Knowledge of Sellers, all material Intellectual Property of, or relating to, the Acquired Business, owned by the RAIT Entities is valid, subsisting and enforceable. No RAIT Entity has received any written notice to the effect that any use by the RAIT Entities of any material Intellectual Property relating to the Acquired Business or that the conduct of the business of the Acquired Business as currently conducted, conflicts with or allegedly conflicts with or infringes the rights of any Person. To the Knowledge of Sellers, the conduct of the businesses of the RAIT Entities with respect to the Acquired Business as currently conducted does not conflict with the rights of any Person with respect to Intellectual Property.

(c)No suit, action, reissue, reexamination, interference, arbitration, mediation, opposition, cancellation or other proceeding (collectively, “Suit”) is pending or, to the Knowledge of Sellers, has been threatened in writing or asserted concerning any Intellectual Property owned or licensed or purported to be owned or licensed by a RAIT Entity with respect to the Acquired RAIT Entities or the Acquired Business, including any Suit asserting that such Intellectual Property has been infringed or violated or any Suit asserting that such Intellectual Property is invalid, unenforceable, not owned or not owned exclusively by a RAIT Entity.

(d)No Suit is pending or, to the Knowledge of Sellers, has been, in the prior three (3) years, been threatened in writing or asserted claiming that the RAIT Entities have violated any Intellectual Property rights with respect to the Acquired RAIT Entities or the Acquired Business.

(e)To the Knowledge of Sellers, no RAIT Entity has engaged in any conduct, or omitted to perform any necessary act, the result of which would be reasonably expected to invalidate or adversely affect the enforceability of any Intellectual Property that is material to the conduct of the Acquired Business as currently conducted by the RAIT Entities. No RAIT Entity or, to the Knowledge of Sellers, any other Person, is in default (or with or without the giving of notice, the lapse of time, or both, would be in default) in any material respect under any Intellectual Property Contract which is binding upon any RAIT Entity. To the Knowledge of Sellers, no material Intellectual Property owned or purported to be owned by a RAIT Entity and used or held for use in the Acquired Business as currently conducted by the RAIT Entities is subject to any outstanding claim, audit, demand, Order, stipulation or agreement restricting the use thereof in the business as currently conducted by the RAIT Entities or restricting the licensing thereof by the RAIT Entities to any Person, except for any claim, audit, demand, Order, stipulation or agreement which would not be material to the Acquired Business as currently conducted.

(f)The RAIT Entities have taken commercially reasonable measures to protect the secrecy and confidentiality of any Trade Secrets material to the Acquired Business.

(g)To the Knowledge of Sellers, there is no infringement of or unlawful use by any RAIT Entity of any of the Intellectual Property owned or licensed by any Person and used or held for use in the Acquired Business as currently conducted by the RAIT Entities, the result of which would be material to the business of the RAIT Entities as currently conducted.

Section 3.10Licenses and Permits.  Each RAIT Entity owns, holds or possesses all material licenses, franchises, permits, certificates, approvals or other similar authorizations (excluding permits, certificates and similar authorizations related to the use or occupancy of the Owned Real Property and/or the Leased Real Property (such as elevator certificates, occupancy permits, and HVAC certificates)), necessary to own or use the assets of the Acquired Business or necessary to entitle such RAIT Entity, as the case may be, to own, lease or possess and operate and use its assets and to carry on and conduct its business as related to the Acquired Business substantially as currently conducted (the “Permits”). Schedule 3.10 correctly sets forth a list of each such Permit, complete and correct copies of which have been made available to Buyer. Except as set forth on Schedule 3.10, (a) the Permits are valid and in full force and effect, (b) no RAIT Entity in any material respect is in default under or has been in default within the last three (3) years under, and, to the Knowledge of Sellers, no condition exists that with notice or lapse of time or both would constitute a material default under, the Permits, (c) no cancellation or termination of any Permit is pending or, to the Knowledge of Sellers, threatened and (d) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement or any of the other Definitive Documents.

Section 3.11Finders’ Fees.  Except for UBS Securities, LLC, whose fees will be paid by RAIT Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any RAIT Entity who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.12Labor and Employment Matters.

(a)No RAIT Entity, other than RAIT Parent, has, or has had during the last twelve (12) months, any employees and no Acquired RAIT Entity has had any employees during the last three (3) years. Schedule 3.12(a) sets forth a true, correct and complete list of all of the employees of RAIT Parent who, as of the date hereof, perform services for the Acquired RAIT Entities (the “RAIT Employees”).

(b)No RAIT Entity (i) is a party to any labor or collective bargaining agreement or other contract or understanding with a labor organization; or (ii) is a party to any labor or collective bargaining agreement with respect to its employees. No employees of any RAIT Entity are represented by any labor organization in connection with such employment. No labor organization or group of employees of any RAIT Entity has made a pending demand in writing for recognition or certification to RAIT Parent or, to the Knowledge of Sellers, any RAIT Entity. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened, to be brought or filed with the National Labor Relations Board or other labor relations tribunal involving any RAIT Entity.

(c)There are no strikes, lockouts, work stoppages or slowdowns pending or, to the Knowledge of Sellers, threatened in writing against or involving the Acquired Business.

(d)Except as set forth on Schedule 3.12(d), there are no unfair labor practice charges, arbitrations, grievances or complaints pending or, to the Knowledge of Sellers, threatened in writing against or involving any RAIT Entity with respect to the Acquired Business relating to the employment or termination of employment of any individual by any RAIT Entity except those which would not reasonably be expected to result in material liability to the Acquired Business.

(e)Except as set forth on Schedule 3.12(e), there are no complaints, charges, administrative proceedings, claims or any other Action or Proceedings against any RAIT Entity with respect to the Acquired Business pending or, to the Knowledge of Sellers, threatened in writing to be brought or filed with any Governmental Authority against any RAIT Entity with respect to the Acquired Business (i) relating to any employment-related matter, employment practices, terms and conditions of employment and wages and hours, or (ii) in connection with the employment or engagement of any current or former employee or independent contractor of any Person providing services to any Acquired RAIT Entity, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, misclassification of any independent contractor, or any other employment-related matter arising under applicable Laws except those which would not reasonably be expected to result in material liability to the Acquired Business.

(f)Except as set forth on Schedule 3.12(f), no RAIT Entity has, or would reasonably be expected to have, any material liability with respect to the Acquired Business with respect to any failure to comply with any Law relating to employment, including, without limitation, all Laws relating to wages and hours (including all Laws relating to calculation and payment of overtime compensation, deductions from wages, and withholding, classification of employees), collective bargaining, work council agreements, discrimination, harassment, and retaliation (including, but not limited to, based upon age, sex, marital status, race, national origin, sexual orientation, disability or veteran status), leave rights, including, without limitation, family, medical, disability and/or pregnancy leave rights, I-9 and other employment verification, immigration and work authorization laws, misclassification of workers, civil rights, safety and health, workers’ compensation, consultation and the provision of information and the collection and payment of withholding and/or Social Security Taxes and similar Taxes, except to the extent non-compliance would not reasonably be expected to result in material liability to the Acquired Business.

(g)Within the past two years, no RAIT Entity has implemented a “plant closing” or “mass layoff” as defined in the federal Worker Adjustment and Retraining Notification Act or similar state or local Laws (collectively, the “WARN Act”) affecting the Acquired Business without satisfying all obligations of the WARN Act.

(h)Except as set forth on Schedule 3.12(h), the employment of each employee of RAIT Parent is at-will, and RAIT Parent has the right to terminate such employees’ employment, and such employees have the right to resign their employment, at any time, without reason or cause (except as otherwise prohibited by statutory or common law). Schedule 3.12(h) lists all written employment and consulting agreements with individuals who provide services to any RAIT Entity who have annual compensation in excess of $150,000, and to which RAIT Parent (or any RAIT Entity) is a party. Complete and correct copies of the agreements or arrangements listed on Schedule 3.12(h) have been provided to Buyer.

(i)RAIT Parent’s employment of its employees during the prior three (3) years has not conflicted with, breached, violated or caused a default under any Contract, including, without limitation, any non-competition or non-solicitation agreements, to which any Acquired RAIT Entity is a party, in all cases in any material respect.

Section 3.13Employee Benefit Plans.

(a)No Acquired RAIT Entity contributes to, maintains, sponsors, or has or could reasonably be expected to have any liability with respect to any Employee Plan. An “Employee Plan”, as used in this Agreement means, collectively, each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, agreement, program, arrangement or policy and each other plan, agreement, policy, program or arrangement (whether written or oral) providing for compensation, employee benefits, bonuses, profit-sharing, stock option, equity appreciation, restricted stock, phantom stock, stock bonus or other equity-related rights or other forms of incentive or deferred compensation, vacation, holiday or paid time off benefits, insurance (including any self-insured arrangements), health, hospitalization, dental or medical benefits, moving or relocation benefits, gross-up, employee assistance program, disability or sick leave benefits, workers’ compensation, salary continuation, tuition assistance or reimbursement, change-in-control, material fringe benefits, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension (including both defined benefit and defined contribution plans, whether qualified or unqualified), health, medical or life insurance benefits) and funding vehicle therefor, which is maintained, administered or contributed to by RAIT Parent or any ERISA Affiliate of RAIT Parent (or was maintained, administered or contributed to any predecessor of any such entity) and covers any employee, former employee, director, independent contractor or like person of RAIT Parent or any dependent or beneficiary thereof, or with respect to which such Persons, RAIT Parent or any Acquired RAIT Entity has, has had or could reasonably be expected to have any liability.

(b)Neither RAIT Parent nor any Acquired RAIT Entity, nor any predecessor that operated the business of RAIT Parent or any Acquired RAIT Entity, nor any ERISA Affiliate of any RAIT Parent or Acquired RAIT Entity, has at any time participated in, made contributions to, or has, has had or may reasonably be expected to have any other liabilities (contingent or otherwise) with respect to, an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is or was (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Code Section 413(c)), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (v) any similar plan or arrangement under applicable Law of a jurisdiction other than the United States.

(c)No Employee Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with RAIT Parent or any ERISA Affiliate of RAIT Parent, or the spouses or dependents of any of the foregoing (except for continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or applicable similar state law (“COBRA”)).

(d)There currently is not an Employee Plan that is subject to the Laws of a jurisdiction other than the United States.

Section 3.14Environmental Matters.

(a)Except as would not reasonably be likely to result in Environmental Liabilities that have a Material Adverse Effect, to the Knowledge of Sellers, the operations of the RAIT Entities with respect to the Purchased Assets or Acquired Business are in compliance with Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits that are required under Environmental Laws to operate the Purchased Assets or the assets and businesses of the Acquired Business, including compliance with any applicable institutional controls or engineering controls to maintain compliance with an approved remediation plan or environmental due care plan;

(b)To the Knowledge of Sellers, there has been no Release at any of the assets or properties owned or operated by the Acquired RAIT Entities, or to the Knowledge of Sellers, at any disposal or treatment facility that received Hazardous Materials generated by the Acquired RAIT Entities, which has resulted or would be reasonably likely to result in Environmental Liabilities that have a Material Adverse Effect;

(c)To the Knowledge of Sellers, no Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by the RAIT Entities or any predecessor in interest with respect to the Purchased Assets or the Acquired Business, which has resulted in or would be reasonably likely to result in Environmental Liabilities that have a Material Adverse Effect;

(d)No Environmental Claims have been asserted or, to the Knowledge of Sellers, threatened in writing against any RAIT Entities with respect to the Purchased Assets or the Acquired Business, or to the Knowledge of Sellers, any predecessor in interest, with respect to the Purchased Assets or the Acquired Business, which would be reasonably likely to result in Environmental Liabilities that have a Material Adverse Effect;

(e)No material assets of the Acquired RAIT Entities or the Acquired Business are encumbered by or subject to any Liens under Environmental Law;

(f)To the Knowledge of Sellers, there are no Environmental Liabilities associated with the assets of the Acquired RAIT Entities or the Acquired Business, whether accrued, contingent, absolute, determinable or otherwise, that would be reasonably likely to result in a Material Adverse Effect and, to the Knowledge of RAIT Parent, there are no current facts, conditions, situations or set of circumstances that would reasonably be expected to result in such Environmental Liabilities, which are reasonably likely to have a Material Adverse Effect; and

(g)To the Knowledge of Sellers, all material environmental investigation, study, audit, test, review or other analysis referencing a potential Environmental Liability associated with the assets of the Acquired RAIT Entities or the Acquired Business, conducted by or otherwise in the possession of any of the RAIT Entities, has been made available to Buyer prior to the date hereof.

Section 3.15Affiliated Transactions.  (a) Schedule 3.15 sets forth

(i)each transaction between any Acquired RAIT Entity, on the one hand, and any Affiliate of any RAIT Entity (excluding any RAIT Entity) or any current officer, trustee or director of any RAIT Entity or any of their Affiliates or any member of his or her immediate family, on the other hand, since December 31, 2018 (other than employment arrangements and agreements with trustees or directors entered into in the Ordinary Course of Business and set forth on Schedule 3.15(a));

(ii)all indebtedness of the Acquired RAIT Entities to Affiliates of any RAIT Entity (that is not an Acquired RAIT Entity) and (other than customary advances) to officers, trustees or directors of any RAIT Entity or any of their Affiliates or member of their immediate families;

(iii)all indebtedness of Affiliates of any RAIT Entity (that is not a RAIT Entity) or of officers, trustees or directors of any RAIT Entity or any of their Affiliates or member of their immediate families to all Acquired RAIT Entities; and

(iv)all Contracts and other arrangements between any Acquired RAIT Entity, on the one hand, and any Affiliate of any RAIT Entity (excluding any RAIT Entity), or (other than employment Contracts and agreements with trustees or directors entered into in the Ordinary Course of Business) any current officer, trustee or director of any RAIT Entity or any of their Affiliates or any member of his or her immediate family, on the other hand;

except in each case in items (i) through (iv) of this Section 3.15(a) for transactions, indebtedness, contracts or arrangements that, individually or in the aggregate, with all related indebtedness, contracts or arrangements, involve less than $50,000.

(b)To the Knowledge of Sellers, no Affiliate of any Acquired RAIT Entity (other than an Acquired RAIT Entity) or any of their respective employees or officers has any material direct or indirect ownership interest in any firm or corporation with which any Acquired

RAIT Entity has, or the RAIT Entities with respect to the Acquired Business have, a business relationship, or any firm or corporation that competes with any Acquired RAIT Entity.

(c)Except as set forth on Schedule 3.15(c), there is no outstanding indebtedness of any Acquired RAIT Entity owed to any other RAIT Entity that is not an Acquired RAIT Entity or Affiliates of any other RAIT Entity that is not an Acquired RAIT Entity.

Section 3.16Insurance.  Schedule 3.16 hereto lists the insurance policies and binders in force since January 1, 2018 that require or required an annual, per year or one-time premium of at least $250,000, other than real estate title policies, (including the name of the carrier, the policy number, the term and the amount of the coverage provided thereunder) maintained by or providing coverage for Acquired RAIT Entities or the Acquired Business which policies (except for the absence of errors and omissions insurance) provide various general liability and other insurance for various claims arising from or related to the current and historical business of the RAIT Entities and their predecessors in accordance with customary industry practice. All of such policies and binders (the “Insurance Policies”) are in full force and effect and no RAIT Entity is in material default of any provision thereof and, to the Knowledge of Sellers, has not failed to give any notice or present any claim under any such Insurance Policy in a due and timely fashion. Except for claims set forth on Schedule 3.16, there are no outstanding unpaid claims under any such Insurance Policy. No RAIT Entity has received a written notice of cancellation, termination or non-renewal of any such Insurance Policy other than in the Ordinary Course of Business. To the Knowledge of Sellers there are no material inaccuracies in any application for such Insurance Policies, any failure to pay premiums when due or any similar state of facts that would reasonably form the basis for termination of any such Insurance Policy. Schedule 3.16 hereto also describes any self-insurance arrangements affecting any RAIT Entity.

Section 3.17Information Technology.

(a)Except as set forth on Schedule 3.17(a), the Acquired RAIT Entities own or possess licenses or other legal rights to use, sell or license all applications and software, hardware systems and networking and communication assets used or necessary for use in connection with the Acquired Business, except to the extent that the failure to own or possess, or license such Information Systems would not be material to the operation of the Acquired Business (the “Information Systems”).

(b)In the prior three (3) years, no material claims, or to the Knowledge of Sellers, threat of material claims, have been asserted in writing by any third party against any RAIT Entity related to the use of any Information Systems or challenging or questioning the validity or effectiveness of any Information Systems license or lease agreement.

(c)RAIT Parent has adopted reasonable privacy policies for employees consistent with industry practices and in all material respects has complied with all applicable Laws and all internal and publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Acquired Business. In the past thirty-six (36) months, no RAIT Entity has (i) to the Knowledge of Sellers, experienced any actual, alleged, or suspected material data breach or other material security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, complaint, or Action or Proceeding by any Governmental Authority or other Person concerning any RAIT Entity’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Acquired Business. To the Knowledge of Sellers, there are no facts or circumstances that could reasonably be expected to give rise to any such Action or Proceeding described in clause (ii) of the preceding sentence.  The execution, delivery, or performance of this Agreement and the other Definitive Documents and the consummation of the transactions contemplated hereby and thereby, will not violate the privacy policies of any RAIT Entity or the Acquired Business as they currently exist or as they existed at any time during which any personal information was collected or obtained by or on behalf of any RAIT Entity or the Acquired Business. Immediately upon the Closing, Buyer will have the right to use such personal information on identical terms and conditions as enjoyed by the RAIT Entities immediately prior to the consummation of the Transaction.

Section 3.18Sensitive Payments.  To the Knowledge of Sellers, no officer or employee of any RAIT Entity has made any Sensitive Payments in contravention of any applicable Laws of any jurisdiction. As used herein, “Sensitive Payments” means: (i) bribes or kickbacks paid to any person, firm or company including government officials or employees; or (ii) payments or commitments (whether made in the form of commissions, payments or fees for goods received or otherwise) made with the understanding or under circumstances that would indicate that all or part of the payment is to be paid by the recipient to central or local government officials or as an illegal commercial bribe, influence, payment or kickback.

Section 3.19Securitizations.

(a)Part A of Schedule 3.19(a) sets forth a list, and RAIT Parent has delivered or made available to Buyer true and correct copies, of each Securitization Agreement, other than any Securitization Agreements described on Part B of Schedule 3.19(a).

(b)Since June 23, 2017, no RAIT Entity has received written notice that any private placement memorandum or other offering document, or any amendments or supplements to any of the foregoing, utilized in connection with the offering of Asset-Backed Securities in any Securitization Transaction (collectively, the “Securitization Disclosure Documents”), contained, as of the date of such Securitization Disclosure Document or as of the applicable closing date of the related Securitization Transaction, any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  True and correct copies of the Securitization Disclosure Documents with respect to the FL7 Securitization and the FL8 Securitization have been provided to Buyer.  To the Knowledge of Sellers, true and correct copies of the Securitization Disclosure Documents with respect to the CDO I Securitization have been provided to Buyer.

(c)To the Knowledge of Sellers, neither any RAIT Entity nor any trustee, master servicer, servicer or other party with respect to any Securitization Transaction, has taken or failed to take any action which would reasonably be expected to adversely affect the intended tax characterization or tax treatment for federal, state or local income tax purposes of any

Securitization Trust or any Asset-Backed Securities issued in any such Securitization Transaction. All federal and material state and local income tax and information returns and reports required to be filed by the Securitization Trust, master servicer, servicer or trustee relating to any such Securitization Transaction, and all tax elections required to be made in connection therewith, have been properly filed or made.

(d)No RAIT Entity has received a request or demand from the trustee of any Securitization Trust or any investor or other Person with respect to (i) the repurchase or replacement of any asset held by any such Securitization Trust or (ii) indemnification under the applicable Securitization Agreement.

(e)To the Knowledge of Sellers, all certificates and reports that have been provided to the respective trustee as required by the Securitization Agreements were, when provided, true and correct in all material respects as of the date provided.

(f)To the Knowledge of Sellers (i) each party to a Securitization Agreement has complied in all material respects with its obligations thereunder and (ii) no default, or event that with notice, the passage of time or both, could become a default, on the part of RAIT Parent or any Acquired RAIT Entity has occurred and is continuing under any such Securitization Agreement.

(g)Each Securitization Trust included in the Acquired Business has filed in a timely manner all reports required to be filed with the Securities and Exchange Commission and each such report, at the time filed, was true and correct in all material respects.

(h)With respect to each Asset-Backed Security issued on or after December 24, 2016, the RAIT Entities are in full compliance with the credit risk retention rules set forth in Regulation RR, 17 C.F.R. §246.1, et seq.

Section 3.20Tax Related Representations and Warranties. With respect to the following representations and warranties (collectively, the “Tax Representations”), the taxable year of the Acquired RAIT Entities during which Closing occurs shall be deemed to end on the Closing Date (“Closing Taxable Year”) and, except where specified otherwise all Tax Representations are made without regard to any action taken by or inaction of RAIT Parent, Buyer or any of their Affiliates after the Closing Date.

(a)(A) All federal, state, local and non-U.S. income and other material Tax Returns required to be filed by or on behalf of the Acquired RAIT Entities and with respect to the Acquired Business have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), (B) all such Tax Returns were accurate and complete in all material respects, were prepared in substantial compliance with all applicable laws and regulations, and were properly executed by an authorized person, (C) (I) all material Taxes due and payable by RAIT Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid, subject to contested Taxes under clause (II) of this subsection (a), and (II) adequate reserves or accruals for Taxes of RAIT Parent and each of its Subsidiaries have been provided in accordance with such Person’s standard accounting practices with respect to any period for which Taxes are not yet due and payable or Taxes that are being contested in good faith, and (D) neither RAIT Parent nor any of its Subsidiaries have executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), (E) since the Interim Balance Sheet Date, none of the RAIT Entities has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside of the Ordinary Course of Business and (F) Sellers have delivered copies of all material correspondence between the RAIT Entities and their auditors and tax preparers that relate to the tax year ended December 31, 2018.

(b)RAIT Parent has, for all periods commencing with its taxable year ending December 31, 1998, (1) been organized and operated in conformity with the requirements for qualification and taxation as a REIT, (2) made an election to be treated as a REIT, which has not been terminated or revoked by the IRS, and filed all Tax Returns consistently with such election, (3) distributed its REIT taxable income in accordance with the distribution requirements set forth in Section 857(a) of the Code (for the avoidance of doubt, for purposes of this clause (3), such taxable year for the year of Closing to be the Closing Taxable Year), and (4) has not taken any action that would reasonably be expected to result in a successful challenge (or has not failed to take any action that would reasonably be expected to prevent a successful challenge) by the IRS or any other taxing authority as to the status of the RAIT Parent.

(c)The current and proposed assets and method of operation for the RAIT Parent will enable RAIT Parent to continue to meet the requirements for qualification and taxation as a REIT at all times before the Closing Date, independent of (and without having to comply with) any (1) procedure for payment of a deficiency or post-closing dividend or (2) any “savings” or “cure” provisions in the Code.

(d)RAIT Parent has delivered or otherwise made available to Buyer (i) the RAIT Parent’s computation of its compliance with the income tests set forth in Sections 856(c)(2) and (3) of the Code and the asset tests set forth in Section 856(c)(4) of the Code (with such computations being accurate in all material respects), (ii) evidence of the RAIT Entities’ compliance with the ownership, management and operations tests of Sections 856(a)(1)-(6) of the Code, as applicable, and (iii) all information and documents requested by Buyer to analyze the REIT status and qualification of the assets of the FL7 Securitization, the FL8 Securitization, and the CDO I Securitization (collectively, the “REIT Testing Information”), in each case, for each quarter of each taxable year commencing with the taxable year ended December 31, 2013, which REIT Testing Information fairly and accurately reflects in all material respects the financial position of the RAIT Entities, as of the respective dates thereof.

(e)RAIT Parent has not, for all periods commencing with its taxable year ending December 31, 2014, incurred any liability for excise taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any excise tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, foreclosure property as described in Section 857(b)(4) of the Code, or any tax arising from “redetermined rents, redetermined deductions, excess interest, and redetermined TRS service income” described in Section 857(b)(7) of the Code (other than Taxes which have been paid prior to the date hereof).

(f)The assets of CDO I Issuer qualify as “real estate assets” within the meaning of Code Section 856(c)(5)(B). For each loan that is included in the Purchased Assets and is secured by a mortgage on both real property and personal property, the fair market value of such personal property does not exceed 15% of the fair market value of all property securing such loan.  For each mezzanine loan that is included in the Purchased Assets and is secured by an interest in a borrower entity, the fair market value of personal property held by the borrower entity does not exceed 15% of the fair market value of all assets of the borrower entity.

(g)No challenge to RAIT Parent’s status as a REIT has been threatened in writing or, to the Knowledge of Sellers, is otherwise pending.

(h)The Federal entity classification schedule delivered by RAIT Parent at the  Closing will reflect, as of the Closing Date, the Federal entity classification of each Acquired RAIT Entity under the Code and applicable Treasury Regulations (including a listing of each disregarded entity, partnership, corporation, qualified REIT subsidiary, taxable REIT subsidiary, controlled foreign corporation, and “passive foreign investment company”).

(i)[Reserved].

(j)Neither RAIT Parent nor any Acquired RAIT Entity is subject to any federal, state, local, or non-U.S. tax audit.  Neither RAIT Parent nor any Acquired RAIT Entity has received any written notice from any taxing authority (including jurisdictions in which Acquired RAIT Entities have not filed Tax Returns) that it intends to conduct an audit relating to any Taxes or make any assessment for Taxes, whether in connection with the Closing or otherwise. Neither RAIT Parent nor any Acquired RAIT Entity is a party to any litigation or administrative proceeding relating to Taxes other than appeals of real estate taxes in the Ordinary Course of Business.  Neither RAIT Parent nor any Acquired RAIT Entity is subject to a claim by a taxing authority in a jurisdiction where the RAIT Parent or Acquired RAIT Entity does not file Tax Returns or pay Taxes that the RAIT Parent or Acquired RAIT Entity, as applicable, is required to file Tax Returns or pay Taxes in that jurisdiction.

(k)To the Knowledge of Sellers, each Acquired RAIT Entity has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable Laws, and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholding or other third party except where non-compliance would not be material to the business of the RAIT Entities as a whole.

(l)No Acquired RAIT Entity is a party to any tax sharing or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing, other than commercial agreements entered into in the Ordinary Course of Business and the principal purpose of which is not related to Taxes.  All amounts payable with respect to (or by reference to) Taxes pursuant to any such commercial agreement have been timely paid in accordance with the terms of such agreement.

(m)No RAIT Entity (1) has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities, (2) has granted a power of attorney with respect to any Taxes that is currently in force, or (3) is the subject of a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign law), that would have an effect on an Acquired RAIT Entity.

(n)To the Knowledge of Sellers, there are no Liens for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith) upon any of the assets of the Acquired RAIT Entities or the Acquired Business.

(o)No Acquired RAIT Entity (1) has been a member of an affiliated, unitary, combined or consolidated group (other than a group the common parent of which was RAIT Parent or a Subsidiary of RAIT Parent), or (2) has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract, by operation of law or otherwise.

(p)No Acquired RAIT Entity has engaged in any listed transaction or reportable (as defined under the Treasury Regulations promulgated under Section 6011 of the Code).

(q)No RAIT Entity has distributed stock of another Person, or to the Knowledge of Sellers, had its stock distributed by another Person, in a transaction purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(r)No RAIT Entity (except for TRS entities), directly or indirectly, held any property as a dealer for U.S. Federal income tax purposes, or (ii) otherwise has engaged, directly or indirectly, at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.

(s)No Acquired RAIT Entity holds, directly or indirectly, any asset, and the Acquired Business does not consist of any assets, the disposition of which would subject an Acquired RAIT Entity to Tax pursuant to Section 337(d) or Section 1374 of the Code (or rules similar to such Sections of the Code), including pursuant to IRS Notice 88-19 or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7.  No Acquired RAIT Entity has made an election to defer recognition of income from the discharge of indebtedness under Section 108(i) of the Code.

(t)No RAIT Entity has earnings and profits attributable to any “non-REIT year” (within the meaning Section 857 of the Code) of a RAIT Entity or any other corporation.

(u)No Acquired RAIT Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any post-Closing tax period (or portion of a Straddle Period beginning on the day immediately following the Closing Date) as a result of any (1) change in method of accounting requested or occurring prior to the Closing Date, (2) agreement relating to Taxes entered into with any taxing authority (including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income law)), (3) installment sale or open transaction disposition made on or prior to the Closing, (4) deferred intercompany gain or excess loss account described in

Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law), or (5) prepaid amount received on or prior to the Closing Date.

(v)The representations made or to be made by RAIT Parent’s officers or directors set forth in the representation letter to be executed in connection with the QRS Tax Opinion are, or will be when made, true, correct and complete.

(w)RAIT Parent has received advice from Ledgewood, P.C., pursuant to Section 2.4(o) of the FL7 Indenture and Section 2.10(e) of the FL8 Indenture, that Buyer’s indirect acquisition of the Retained Securities (as defined in the FL7 Indenture and the FL8 Indenture, respectively) shall not cause RAIT 2017-FL7 Trust or RAIT 2017-FL8 Trust, as the case may be, to be treated as an association taxable as a corporation, a “taxable mortgage pool” or a “publicly traded partnership” for U.S. federal income tax purposes that, in each case, is subject to U.S. federal, state or local income tax on a net income basis, and such advice has been shared with RAIT 2017-FL7 Trust or RAIT 2017-FL8 Trust, respectively.

(x)The property questionnaires and related emails described in Schedule 3.20(x) have been provided to Buyer by the RAIT Entities in the electronic data room established by RAIT Parent and such property questionnaires and related emails and are correct and complete in all material respects.

Section 3.21Special Purpose Entities. To the Knowledge of Sellers each Acquired RAIT Entity that is intended to be a bankruptcy remote special purpose entity has been operated in accordance with its respective organizational documents to the extent required to maintain its status as a bankruptcy remote special purpose entity and has represented itself to be, a single purpose, bankruptcy remote entity and to the Knowledge of Sellers, there are no facts or circumstances that exists that would cause the Bankruptcy Court to disregard the separate existence of any such RAIT Entity so as to order the substantive consolidation of the assets and liabilities of such RAIT Entity with those of any other RAIT Entity.

Section 3.22No Conflict. Except as set forth on Schedule 3.22, neither the execution by Sellers of this Agreement or the other Definitive Documents, nor (subject to issuance of the Sale Order) the performance by Sellers of their respective obligations hereunder or thereunder, will (a) violate or conflict with the Organizational Documents of Sellers or any of the Acquired RAIT Entities or any applicable Law or Order to which any Seller or Acquired RAIT Entity is subject or bound, (b) violate, conflict with or result in a material breach or termination of, or otherwise give any Person additional material rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract, (c) result in the creation or imposition of any Lien (other than Liens created by Buyer or any of its Affiliates) with respect to the Purchased Assets or any of the assets or properties of any of the Acquired RAIT Entities, or (d) require any material registration or filing with or consent of any Governmental Authority (other than (A) filings necessary to obtain the consents, waivers and/or approvals described on Schedule 3.22 and (B) filings that may be required under federal securities laws).

Section 3.23Churchill.  None of RAIT Partnership or any other Acquired RAIT Entity has any financial Shareholder Obligations (as defined in the Churchill Shareholder Agreement),

liabilities or other obligations arising under or in connection with the Churchill Shareholder Agreement.  Since September 1, 2018, none of RAIT Partnership or any other Acquired RAIT Entity has been an active policyholder or member of or participant in Churchill or in any Insurance Program (as defined in the Churchill Shareholder Agreement) or any other insurance or reinsurance programs operated, maintained, developed or implemented by Churchill or any of its Affiliates.  Since September 1, 2018, none of RAIT Partnership or any other Acquired RAIT Entity has made any payments or contributions to Churchill or any of its Affiliates.  Schedule 3.23 sets forth the equity interests issued by Churchill that are owned beneficially and of record by any RAIT Entity.

Section 3.24Disclosure.  The documents required to be disclosed in the Schedules (a) have been provided to Buyer by the RAIT Entities in the electronic data room established by RAIT Parent and (b) represent genuine and complete copies of the documents they purport to be, including any material amendments to such documents, as such documents exist in the records of the RAIT Entities.

Section 3.25RMC Matters.  There is a valid title insurance policy that shall survive the consummation of the Transaction in full force and effect and the insurer under such title insurance policy has acknowledged coverage for Losses  with respect to the RMC Matter and RMC Lien and has agreed to defend the applicable Acquired RAIT Entities.

Section 3.26M&I Credit Facility and UCC.  That certain First Amended and Restated Revolving Credit and Security Agreement dated February 27, 2006, but effective as of December 9, 2005, by and between RAIT Partnership and M&I Marshall & Ilsley Bank (“M&I”) (the “M&I Credit Agreement”) and that certain Third Amended and Restated Promissory Note dated April 30, 2010, by RAIT Partnership  in favor of M&I (the “M&I Note”, and together with the M&I Credit Agreement, the “M&I Credit Facility”), which were secured, in part, by a pledge of RAIT Partnership’s interest in a loan to River Chase Florida Limited Liability Company (the “River Chase Loan”) evidenced by an Amended and Restated Loan and Security Agreement dated May 26, 2006, as set forth in that certain UCC-1 Financing Statement in favor of M&I with respect to RAIT Partnership filed on September 18, 2006 with the Delaware Department of State, Filing Number 6320210 (as amended or continued, the “M&I UCC”), have been repaid and satisfied in full and the M&I Credit Facility has been terminated. No RAIT Entity has any remaining obligations or liabilities under or relating to the M&I Credit Facility or the M&I UCC. The River Chase Loan that previously secured the M&I Credit Facility and the M&I UCC is no longer outstanding.

Section 3.27No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article III (including the related portions of the Schedules), Sellers have not made (and no other RAIT Entity has made) and are not making any other express or implied representation or warranty, either written or oral, on behalf of themselves or any of the RAIT Entities, including any representation or warranty as to any information regarding any of the RAIT Entities furnished or made available to Buyer and its Affiliates or as to the future revenue, profitability or success of the RAIT Entities, or any representation or warranty arising from statute or otherwise in Law.  Notwithstanding anything to the contrary contained in this Section 3.27, nothing in this Section 3.27 or otherwise shall prevent Buyer or any of its Affiliates from asserting any claim for actual fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

Section 4.1[Reserved]

Section 4.2Organization and Good Standing. Buyer is a limited liability company formed, validly existing and in good standing under the laws of its jurisdiction of formation, and has full limited liability company power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

Section 4.3Authority and Enforceability. Buyer has the requisite limited liability company power and authority to enter into this Agreement and the Escrow Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and the performance of Buyer’s obligations hereunder have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as limited by moratorium, bankruptcy, insolvency, reorganization, liquidation or other similar Laws relating to or affecting creditors’ rights generally and the general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law).

Section 4.4No Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (i) violate or conflict with any provisions of Buyer’s certificate of formation or limited liability company agreement, (ii) violate, or result in a breach of, or constitute a material default under, or conflict with, or accelerate the performance required by, any of the terms of any material Contract to which Buyer is a party or by which it is bound, or (iii) violate or conflict with any Order of any Governmental Authority, or any Law applicable to Buyer, with respect to clauses (ii) and (iii), solely to the extent such violation, breach, default, conflict or acceleration would materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.5Litigation.  No Action or Proceeding is pending or, to the Knowledge of Buyer, threatened, against Buyer or any Affiliate of Buyer which seeks to delay or prevent the consummation of, or which would materially adversely affect Buyer’s or its Affiliates’ ability to consummate the transactions contemplated by this Agreement.

Section 4.6Finders’ Fee. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.7Availability of Funds.  At the Closing, Buyer will have sufficient cash on hand or other immediately available funds to enable it to pay the Purchase Price and such other amounts required to be provided by Buyer at Closing.

Section 4.8No Collusion. Buyer has not, and is not, engaged in any collusion with any other bidder, or potential bidder, in connection with the bidding and sale process of the Acquired Business.

Section 4.9Investment Purpose.

(a)With respect to the Acquired Equity Interests in RAIT Partnership and any other Acquired Equity Interests pursuant to the Transfer Election, Buyer is acquiring such Acquired Equity Interests solely for its own account for investment purposes and not with a view toward, or for the offer or sale in connection with any distribution thereof, or with the present intention of distributing or selling such Acquired Equity Interests. Buyer acknowledges that such Acquired Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transaction contemplated hereby. Buyer confirms that RAIT Parent has provided, or made available, to Buyer the opportunity to ask questions of the officers and management employees of the RAIT Entities, as well as access to the documents, information and records of the RAIT Entities and to acquire additional information about the business and financial condition of the RAIT Entities, and Buyer confirms that it has made an independent investigation, analysis and evaluation of the RAIT Entities and their respective properties, assets, business, financial condition, documents, information and records.

(b)Buyer is a Qualified Institutional Buyer, a Qualified Investment Vehicle and a Qualified Purchaser (each as defined in the Indenture referred to in the next sentence).  Buyer makes each of the representations and warranties set out in Exhibit B-2 (Rule 144A Transfer Certificate) to the Indenture, dated November 7, 2006, among RAIT CRE CDO I, Ltd. and RAIT CRE CDO I, LLC, as Co-Issuers, Wells Fargo Bank, National Association  and RAIT Partnership, L.P., as Advancing Agent.

Section 4.10Condition of the Business.  Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that neither RAIT Parent nor any other RAIT Entity is making any representations or warranties whatsoever, express or implied, beyond those expressly given by RAIT Parent in Article III hereof (as modified by the Schedules hereto).  Buyer has made its own independent inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the business of the RAIT Entities, the Acquired Business, each of the RAIT Entities and the Transaction and, in making its determination to proceed with the Transaction, Buyer has relied only on the representations and warranties set forth in in Article III hereof (as modified by the Schedules hereto) and the results of its own independent investigation and independent judgment. Buyer acknowledges and agrees that, except for the representations and warranties contained in Article III hereof, the assets of the Acquired Business are being transferred on a “where-is” and, as to condition, “as is” basis.

Section 4.11Affiliation with Debtors.  Buyer has provided to Sellers, in writing, a true and correct list of all of the connections or relationships (business or otherwise), or agreements or understandings between, Buyer and any members of its investor group, if applicable, or any equity holders in the case of a Buyer which is an entity specially formed for the purpose of effectuating the Transaction, on the one hand, and the Debtors, RAIT Partnership or any of their Affiliates and/or any officers, directors, trustees or equity security holders of the Debtors, RAIT Partnership or any of their Affiliates, on the other hand.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS OF SELLERS AND BUYER

Section 5.1Agreements of the RAIT Entities.

(a)Certain Affirmative Covenants. Upon the terms and subject to the conditions set forth in this Agreement, Sellers agree that, until Closing, unless otherwise consented to in advance in writing by Buyer, Sellers shall, and shall cause the other RAIT Entities (as applicable), to:

(i)commence the Chapter 11 Cases in the Bankruptcy Court within three (3) Business Days of the date of this Agreement;

(ii)comply with the milestone set forth in clause (a) of the Bankruptcy Milestones and use commercially reasonable efforts to comply with all of the other Bankruptcy Milestones;

(iii)use commercially reasonable efforts (A) to provide draft copies of all material pleadings and other documents (including, without limitation, the First Day Motions) that the Debtors intend to file with the Bankruptcy Court to the Buyer Advisors no later than two (2) full Business Days prior to the date the Debtors intend to file any such documents, other than the Sale Order and the other Definitive Documents (and any amendments thereto), which shall be deemed to be material for the purposes of this provision and shall be provided within a longer reasonable time, and (B) to consult in advance in good faith with the Buyer Advisors regarding the form, substance and timing of any such proposed filings with the Bankruptcy Court;

(iv)timely file a formal objection to any motion filed with the Bankruptcy Court or any other proceeding commenced by any party seeking (A) entry of an order (x) directing the appointment of an examiner or a trustee, (y) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or (z) dismissing the Chapter 11 Cases; (B) confirmation or approval of an Alternative Transaction; or (C) other relief that would be inconsistent with this Agreement or the other Definitive Documents;

(v)exercise commercially reasonable efforts to obtain as promptly as practicable any and all licensing or other approvals (including, without limitation, any necessary third-party consents) necessary to the implementation or consummation of the Transaction and such third-party consents as are required by this Agreement;

(vi)(A) conduct, and cause their respective Subsidiaries to conduct, their businesses and operations only in the Ordinary Course of Business in a manner that is in compliance with Law in all material respects; (B) maintain their material physical assets, properties and facilities, in the aggregate, in the working order, condition and repair as of the date of this Agreement, ordinary wear and tear excepted; (C) maintain their respective books and records on a basis consistent with prior practice in all material respects; (D) use commercially reasonable efforts to maintain all insurance policies, or suitable replacements therefor, in full force and effect; and (E) use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors and customers) and employees, except to the extent that any failure to do so is directly attributable to the filing of the Chapter 11 Cases;

(vii)maintain their good standing and legal existence under the Laws of the respective states in which Sellers and the other RAIT Entities are incorporated, organized or formed, except to the extent that any failure to maintain such good standing arises solely as a result of the filing of the Chapter 11 Cases;

(viii)if any Seller or other RAIT Entity receives an unsolicited proposal or expression of interest with respect to an Alternative Transaction, promptly notify the Buyer Advisors of the receipt thereof, with such notice to include the material terms thereof; and

(ix)provide or make available to Buyer full and complete copies of the rent roll summaries through the most recent month end prior to the Closing Date for the real properties owned or master leased by the RAIT Entities with respect to the Acquired Business.

(b)Negative Covenants. Upon the terms and subject to the conditions set forth in this Agreement (including Section 5.13), Sellers agree that, until Closing, unless otherwise (x) expressly permitted or required by this Agreement or (y) consented to in advance in writing by Buyer (not to be unreasonably conditioned, withheld or delayed), Sellers shall not, and shall not cause or permit any of the other RAIT Entities (as applicable) to:

(i)(A) directly or indirectly, take any action that would reasonably be expected to prevent, interfere with, delay or impede the Transaction or the consummation of the transactions contemplated by this Agreement in any way; or (B) otherwise take any action that is not consistent with this Agreement;

(ii)(A) amend or modify this Agreement or any other Definitive Document, in whole or in part, in a manner that is not consistent with this Agreement or not otherwise reasonably acceptable to Buyer; (B) publicly announce its intention not to pursue this Agreement or the Transaction; or (C) file or agree to file with the Bankruptcy Court any Definitive Document (including any modification or amendment thereof) that, in whole or in part, is not consistent with this Agreement or is not otherwise reasonably acceptable to Buyer;

(iii)[reserved];

(iv)adopt, amend or propose to amend any of the respective Organizational Documents of an Acquired RAIT Entity in any material respect, except as required by Law, or as specifically contemplated by this Agreement or in furtherance of the Transaction (and as approved by Buyer);

(v)transfer, issue, sell, pledge, dispose of or encumber, or grant any options, warrants, conversion privileges or rights of any kind to purchase or otherwise acquire, any of the Acquired Equity Interests or any other shares of capital stock, membership interests, limited liability company interests, partnership interests, trust certificate interests or other equity interests;

(vi)adjust, split, subdivide, combine, reclassify or recapitalize any outstanding shares of capital stock, membership interests, limited liability company interests, partnership interests, trust certificate interests or any other equity interests, or issue, propose or authorize the issuance of any other equity securities (including options, profits interests, warrants or any similar security exercisable for, or convertible into, such other security) of an Acquired RAIT Entity, except as specifically contemplated by this Agreement;

(vii)declare, set aside, make or pay any dividend or make any other distribution (whether in cash, equity interests, property or otherwise) with respect to any shares of capital stock, membership interests, limited liability company interests, partnership interests, trust certificate interests or any other equity interests of a RAIT Entity, except by a wholly-owned Subsidiary to another wholly-owned Subsidiary or to RAIT Parent or as necessary to maintain REIT compliance;

(viii)redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any outstanding shares of capital stock, membership interests, limited liability company interests, partnership interests, trust certificate interests or any other equity interests of an Acquired RAIT Entity, other than a wholly-owned Subsidiary;

(ix)acquire (A) any corporation, partnership, limited liability company, joint venture or other business organization or division (by merger, exchange, consolidation, acquisition of any portion of the stock of, or other ownership interests in, or a substantial portion of the assets of, any such Person or otherwise); (B) an ownership interest in real property (by whatever means in law, equity or otherwise); or (C) any other assets, other than (in the case of this clause (C)) in the Ordinary Course of Business;

(x)sell, lease, license, mortgage, pledge, grant or incur any encumbrance on, or otherwise encumber or dispose of, any properties or assets of any RAIT Entity, other than (A) leases in the Ordinary Course of Business of less than $250,000 aggregate annual amount per lease and (B) sales or disposals of assets in the Ordinary Course of Business of less than $2,500,000 in the aggregate;

(xi)except as set forth on Schedule 5(b)(xi), incur or create any indebtedness or debt, or guarantee any indebtedness of any Person (other than a RAIT Entity) or enter into any “keep well” or other agreement to maintain any financial condition of another person (other than a Subsidiary of a RAIT Entity) or enter into any arrangement having the economic effect of any of the foregoing, in each case, outside of the Ordinary Course of Business;

(xii)incur, cause to exist, or enter into any commitment or agreement with respect to any debtor-in-possession financing, cash collateral usage, exit financing and/or other financing arrangements;

(xiii)except insofar as may have been required by a change in GAAP or applicable Law, change materially its financial or tax accounting methods or revalue any of its material assets;

(xiv)(A) enter into, adopt or amend any existing employment agreements or any management compensation or incentive plans by any of the Acquired RAIT Entities, or increase in any manner the compensation or benefits (including severance) of any director, officer or management level employee of any of the Acquired RAIT Entities or (B) enter into or amend any such benefit or compensation plans except in the Ordinary Course of Business;

(xv)settle, agree to settle, or initiate, commence or effect any settlement, compromise or other resolution of any pending, threatened or future claims or actions against any of the Acquired RAIT Entities, that would require any Acquired RAIT Entity to pay an amount in excess of $200,000 for any individual claim or action, except as may be expressly approved in writing by Buyer;

(xvi)amend, supplement or otherwise modify any Contract listed in the Schedules or other material Contract, except for amendments, supplements or modifications that (A) are made in the Ordinary Course of Business in connection with the Transaction and (B) do not change (other than as a consequence of such amendment) the substantive obligations of the parties thereto;

(xvii)enter into any new agreement, contract or other arrangement, amend, supplement or otherwise modify any existing agreement, contract or other arrangement, effect any transaction, or commit to enter into or otherwise effect any of the foregoing, with any Affiliate of the Acquired RAIT Entities, or that provides (directly or indirectly) any benefit (economic or otherwise) to, any Affiliate of the Acquired RAIT Entities (or, in any such case, any employee, officer, director, manager, shareholder, member or partner of the Acquired RAIT Entities or any Affiliate of the Acquired RAIT Entities, or any such individual’s parents, spouse or descendants, or any trust or entity which is for the benefit of such individual and/or such individual’s relatives); or

(xviii)pay, or agree to pay, any indebtedness, liabilities or other obligations (including any accounts payable or trade payable) that existed prior to the Petition Date or that arose from any matter, event, occurrence, action, omission or circumstance that occurred prior to the Petition Date, unless the Bankruptcy Court authorizes the Debtors to pay such indebtedness, liabilities or other obligations (including any accounts payable or trade payable) pursuant to the relief granted in connection with the First Day Motions or otherwise with the consent of Buyer (such consent not to be unreasonably withheld).

Section 5.2Taxes.

(a)All Tax Returns required to be filed on or after the Closing Date with respect to any RAIT Entity with respect to any taxable period that ends on or before the Closing Date, (i) shall be prepared, or caused to be prepared, and filed, or caused to be filed, by Sellers, (ii) shall be accurate and complete in all material respects as of the time of filing, and (iii) Sellers shall be responsible for and shall pay in a timely manner all Taxes shown to be due on such Tax Return. All Tax Returns required to be filed on or after the Closing Date with respect to any Acquired RAIT Entity with respect to any taxable period that includes the Closing Date and ends after the Closing Date shall be prepared, or caused to be prepared, and filed, or caused to be filed, by Buyer, provided, however, that Sellers shall be responsible for and shall pay in a timely manner all Taxes in excess of $50,000 shown to be due on such Tax Return that are attributable to periods prior to the Closing Date. RAIT Parent shall provide, or cause to be provided, to Buyer Tax Returns for the prior three years for each Acquired RAIT Entity.

(b)Except as set forth on Schedule 5.2(b), from and after the date hereof, without the prior written consent of either Buyer or RAIT Parent, as applicable (which consent will not be unreasonably withheld, delayed or conditioned), Buyer, Buyer’s Affiliates, RAIT Parent and any other RAIT Entity (or any Affiliate of any RAIT Entity) shall not, to the extent it may affect or relate to any of the Acquired RAIT Entities or the Purchased Assets, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action, including with respect to the Purchased Assets related to CDO I, if any such action or omission could have the effect of materially increasing the Tax liability or materially reducing any Tax Asset of any Acquired RAIT Entity, Buyer or an Affiliate of Buyer or result in a Tax for which RAIT Parent may have an indemnification obligation pursuant to Section 5.2(f), provided, however, that nothing in this Section 5.2(b) shall restrict Buyer or Buyer’s Affiliates from taking any action after the Closing Date that affects the Acquired RAIT Entities or Purchased Assets solely for periods beginning on or after the Closing Date.  For purposes of this Agreement, “Tax Asset” shall mean any net operating loss, net capital loss, Tax credit or any other Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

(c)Buyer and the Debtors shall take all commercially reasonable actions necessary to qualify for exemption from, or reduction of, any stamp or similar taxes pursuant to Section 1146(c) of the Bankruptcy Code.

(d)RAIT Parent and Buyer shall, upon written request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(e)RAIT Parent and Buyer shall cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, value added, stock transfer, stamp or similar Taxes, and any transfer, recording, registration and other similar fees that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). From and after the Closing, Buyer shall pay or cause to be paid all Transfer Taxes.

(f)

(i)From and after the Closing until the date that is twenty four (24) months after the Closing Date, RAIT Parent or its successor or designee (as applicable, the “Indemnifying Party”) shall, up to the Tax Indemnity Amount, indemnify, defend and hold Buyer and its successors and permitted assigns and all of their respective members, shareholders, partners, officers, directors, managers, trustees, employees, agents and Affiliates (each, a “Buyer Indemnified Party”) harmless from any and all Losses arising from any federal, state and local income taxes, penalties and interest actually incurred or suffered by the Acquired RAIT Entities or Buyer, or for which any of the Acquired RAIT Entities or Buyer may otherwise be liable, based upon, arising out of or as a result of any breach, inaccuracy or failure to be true of any representation or warranty of Sellers set forth in Section 3.20 and any failure by Sellers to perform any covenant or agreement set forth in Section 5.2 of this Agreement. For the sake of clarity, Buyer shall be entitled to be indemnified for such federal, state and local income taxes, interest and penalties pursuant to this Section 5.2(f) solely from, and in an amount up to, the available Tax Indemnity Amount.  Any payment made pursuant to this Section 5.2(f) shall be treated for Tax purposes as an adjustment to the Purchase Price.

(ii)As soon as is reasonably practicable after any Buyer Indemnified Party becomes aware of any event or condition that could reasonably be expected to result in a Loss for which such Buyer Indemnified Party is entitled to indemnification under Section 5.2(f)(i) (a “Liability Claim”), such Buyer Indemnified Party will give written notice of such Liability Claim (a “Claims Notice”) to the Indemnifying Party. A Claims Notice must describe the Liability Claim and must indicate the amount (estimated if necessary and to the extent feasible) of the Loss that has been or that is reasonably expected to be suffered by such Buyer Indemnified Party.  No delay in or failure to give a Claims Notice by the applicable Buyer Indemnified Party under this Section 5.2(f)(ii) will adversely affect any of the other rights or remedies that such Buyer Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify such Buyer Indemnified Party except to the extent that such delay or failure has prejudiced the Indemnifying Party.  The Indemnifying Party will respond to the applicable Buyer Indemnified Party (a “Claim Response”) within forty five (45) days after the date that the Claims Notice is sent by such Buyer Indemnified Party to the Indemnifying Party (the “Response Period”).  Any Claim Response must specify whether or not the Indemnifying Party disputes the Liability Claim described in the Claims Notice.  If the Indemnifying Party fails to give a Claim Response within the Response Period, then the Indemnifying Party will be deemed not to dispute the Liability Claim described in the related Claims Notice.  If the Indemnifying Party elects not to dispute a Liability Claim described in a Claims Notice by failing to give a timely Claim Response or by notifying the applicable Buyer Indemnified Party in writing that such Indemnifying Party does not dispute such Liability Claim in its entirety, then the amount of Losses alleged in such Claims Notice will be conclusively deemed to be an obligation of the Indemnifying Parties and subject to recovery from the Tax Indemnity Escrow Account.  If the Indemnifying

Party timely delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, then the Indemnifying Party and the applicable Buyer Indemnified Party will promptly meet and use their reasonable efforts to settle the dispute.  If the Indemnifying Party and the applicable Buyer Indemnified Party are unable to settle such dispute within forty five (45) days after the conclusion of the Response Period, then either the Indemnifying Party or the Buyer Indemnified Party may resort to any legally available remedies of enforcement.

(iii)The Indemnifying Party shall have the right to defend and to direct the defense against any Liability Claim brought by a third Person (a “Third Party Claim”) relating to any indemnification sought by the applicable Buyer Indemnified Party under Section 5.2(f)(i) (including to conduct any actions or settlement negotiations) with counsel selected by the Indemnifying Party and reasonably acceptable to the applicable Buyer Indemnified Party.  If the Indemnifying Party does not exercise its right to defend and direct the defense as set forth in the immediately preceding sentence, then the applicable Buyer Indemnified Party shall have the right to defend and to direct the defense of such Third Party Claim. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the applicable Buyer Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (1) does not include as an unconditional term thereof the giving by the claimant or the plaintiff in such Third Party Claim to the applicable Buyer Indemnified Party a complete release from all liability in respect of such Third Party Claim, (2) grants any injunctive or equitable relief or (3) is reasonably expected to have a material adverse effect on the applicable Buyer Indemnified Party.

Section 5.3Structure; Transfer Election. On or before five (5) Business Days prior to the first date set for the hearing before the Bankruptcy Court to consider the entry of the Sale Order, Buyer shall identify in writing (the “Transfer Election Notice”) in reasonable detail any proposed transactions that will, at Buyer’s cost and expense and subject to RAIT Parent’s reasonable consent (which consent shall not be unreasonably withheld) and the approval of the Bankruptcy Court, be effected as of immediately prior to the Closing to purchase the Acquired Equity Interests, which structure may consist of the direct purchase by Buyer or its Affiliates,  pursuant to a substantially contemporaneous separate transaction, of certain Acquired Equity Interests (such structure, the “Transfer Election”).  The Transfer Election Notice shall include any other proposed transaction that will be effected as of immediately prior to the Closing, including (A) the merger of any or all of the Subsidiaries of RAIT Parent into one or more of its other Subsidiaries or the dissolution of any Subsidiaries, (B) the transfer of assets between or among the RAIT Entities, or (C) any other transaction, reincorporation or conversion exclusively involving the RAIT Entities in furtherance of the Transaction; provided, however, that the RAIT Entities shall not be required to take any action or to effect any such transaction to the extent that it requires the approval of the Bankruptcy Court, unless such approval is obtained pursuant to the Sale Order or otherwise, and is otherwise not in violation of Law.  In connection with any of the transactions proposed by Buyer under this Section 5.3, Buyer and RAIT Parent shall each consult with each other and consider in good faith any comments regarding the Transfer Election Notice and the Transfer Election. Any such transaction approved in accordance with this Section 5.3 shall be effective as of the Closing pursuant to the Sale Order without any further action by the stockholders or directors of any of the RAIT Entities.

Section 5.4Notification of Certain Matters.  Sellers shall give prompt notice to Buyer of (i) any representation made by one or more Sellers in this Agreement that Sellers discover was untrue or inaccurate in any material respect when made, (ii) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any of the representations or warranties made by one or more Sellers in this Agreement to be untrue or inaccurate in any material respect at or as of, or at any time prior to, the Closing, (iii) any failure by any one or more Sellers to comply with or satisfy any covenant, condition or agreement in all material respects to be complied with or satisfied by such Seller(s) hereunder or (iv) any lawsuits, claims, proceedings or investigations that after the date hereof are threatened in writing or commenced (x) against the Acquired Business, the Acquired RAIT Entities or the Purchased Assets, (y) against any RAIT Entity with respect to the Acquired Business, the Acquired RAIT Entities, the Purchased Assets or the transactions contemplated by this Agreement, or (z) against any officer, trustee, director, employee, consultant, agent or shareholder of the RAIT Entities with respect to the affairs of any of the RAIT Entities relating to the Acquired Business or with respect to the Acquired RAIT Entities, the Purchased Assets or the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.5Supplement to Schedules.  From time to time prior to the Closing Date, Sellers shall have the right (but not the obligation) to supplement or amend the Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof if notice of such matter has been delivered to Buyer pursuant to Section 5.4 hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement.

Section 5.6Good Faith Cooperation; Further Assurances.

(a)From and after the date hereof, until the earlier of the termination of this Agreement pursuant to Article VII and the Closing, the Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of (a) all matters concerning the implementation of the Transaction and (b) the pursuit and support of the Transaction (including consummation of this Agreement). Subject to any applicable confidentiality restrictions, Sellers shall, at Buyer’s expense, provide (i) reasonable access to Sellers’ books and records (including, without limitation, copies of Tax Returns of Sellers and their Subsidiaries for the prior three years), facilities, management and advisors and (ii) timely and reasonably detailed response to all reasonable diligence requests of Buyer or any Buyer Advisor. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Transaction, including making and filing any required governmental or regulatory filings and executing, acknowledging and delivering all such further conveyances, notices, assumptions, releases and such other instruments.  From and after the date hereof, unless this Agreement is terminated pursuant to Article VII, Sellers shall use commercially reasonable efforts to provide Buyer all cooperation reasonably requested by Buyer in connection with Buyer obtaining a buyer side representation and warranty insurance policy. Notwithstanding the foregoing, nothing in this Section 5.6 shall (i) prohibit or limit RAIT Parent’s Fiduciary Out or Sellers’ shop rights under Section 5.13 hereof, or (ii) be construed to (A) prevent or restrict Buyer from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of hindering or delaying implementation of the Transaction and other matters contemplated by this Agreement, or (B) prohibit or restrict any Person that serves as collateral manager, servicer, trustee, agent or in a similar capacity, with respect to any assets or obligations of the RAIT Entities, from taking any actions (including, without limitation, actions in or in connection with the Chapter 11 Cases otherwise prohibited or restricted by this Section 5.6) with respect to such assets or obligations; provided, however, that if any such Person described in this clause (B) is an Affiliate of Buyer and its actions are primarily responsible for the circumstances giving rise to the termination of this Agreement by Buyer pursuant to Section 7.1(b) or Section 7.1(h), then Buyer shall not be entitled to the Breakup Fee or Expense Reimbursement.

(b)Each Seller shall (i) promptly deliver to Buyer any mail or other communication received by such Seller after the Closing Date and relating to the Acquired Business, the Acquired RAIT Entities, the other Purchased Assets or the Assumed Liabilities, if any, (ii) promptly transfer in immediately available funds to Buyer any cash, electronic credits or deposits received by such Seller to the extent that such cash, electronic credits or deposits are Purchased Assets and (iii) promptly forward to Buyer any checks or other instruments of payment that it receives to the extent that such checks or other instruments are Purchased Assets. Buyer shall (i) promptly deliver to Sellers any mail or other communication received by it after the Closing Date and relating in any material respect to the RAIT Excluded Subsidiaries or other Excluded Assets, (ii) promptly wire transfer in immediately available funds to Sellers, any cash, electronic credits or deposits received by Buyer but solely to the extent that such cash, electronic credits or deposits are Excluded Assets and (iii) promptly forward to Sellers any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Excluded Assets.

Section 5.7Employees; Benefit Plans.

(a)Buyer may, or may cause an Affiliate of Buyer to, make offers of at-will employment, effective on or after the Closing Date, to such employees of RAIT Parent as it may determine in its sole discretion, on terms and conditions determined by Buyer in its sole discretion.  Any such employee of RAIT Parent who accepts such offer and commences employment with Buyer or an Affiliate of Buyer is a “Continuing Employee”.  Nothing herein shall (i) require Buyer to employ any employee of RAIT Parent or to offer employment to any Continuing Employee or (ii) limit Buyer’s ability and discretion to change or amend the total cash compensation or employee benefits for which any Continuing Employee may be eligible.

(b)To the extent a group health plan is sponsored by RAIT Parent or an entity in the same controlled group as RAIT Parent under Treasury Regulation Section 54.4980B-2 Q&A2(a)(2), RAIT Parent shall be solely responsible for providing continuation coverage under COBRA to any individual who is an “M&A qualified beneficiary” as defined in Treasury Regulation Section 54.4980B-9, subject to each such individual’s payment of premiums thereunder.

(c)The provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement and no current or former employee or any other individual associated therewith shall be regarded for any purposes as a third-party beneficiary to this Agreement.  Nothing in this Section 5.7, express or implied, shall be construed or interpreted to amend any Employee Plan or other employee benefit plan or to confer upon any individual, including any employee or former employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(d)RAIT Parent shall be at all times responsible for any obligation or other liability with respect to the employees of RAIT Parent, including for events that occur up to and including the Closing Date, including all liabilities under the WARN Act (if any).  Buyer shall be responsible for any obligation or other liability with respect to any Continuing Employee, if any, for events that occur following the Closing Date, including all liabilities under the WARN Act.

Section 5.8Information Regarding Assigned Contracts. Buyer shall provide to RAIT Parent and the Bankruptcy Court, in a timely fashion, any and all information required by the Bankruptcy Code and the Bankruptcy Court to evidence Buyer’s capability of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Assigned Contracts.

Section 5.9Regulatory Approval.

(a)Each Party shall, as promptly as possible, use its commercially reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully in a commercially reasonable manner with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each Party shall make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof and supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between RAIT Parent with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and, to the extent commercially reasonable, consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority with respect to the transactions contemplated hereunder, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c)Notwithstanding the foregoing, nothing in this Section 5.9 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.10Churchill Assets.  All amounts, profits, proceeds, payments, or returned or released collateral paid or caused to be paid by Churchill and actually received by RAIT Partnership, Buyer or any of its Affiliates as a result of or in connection with the ownership of, membership in, or being, directly or indirectly, a policyholder of Churchill by RAIT Partnership or any Affiliate thereof (collectively, the “Churchill Assets”) after the Closing Date shall be received and held in trust for the sole and exclusive benefit of RAIT Parent and shall be segregated from other funds and property of RAIT Partnership, Buyer and its Affiliates and held in a separate account. Any such received Churchill Assets shall be promptly transferred and delivered to a designee of RAIT Parent in the same form as so received, net of any expenses or Losses that are incurred by Buyer or its Affiliates in connection with the Churchill Assets or as a result of any breach by Sellers of any of the representations set forth in Section 3.5, along with all endorsements or other documents necessary or desirable for such transfer and delivery; provided, however, that Buyer’s ability to offset for Losses in respect of breaches of the representations and warranties in Section 3.5 shall be Buyer’s sole recourse after the Closing in respect of such Losses. Further, RAIT Parent, at its sole cost and expense, shall have the right, in consultation with Buyer and prior to the Closing, to take any necessary or desirable actions to transfer, liquidate or otherwise terminate RAIT Partnership’s ownership of, membership in, or its status as a policyholder of Churchill, which actions may include entering into one or more agreements related to the runoff of policies insured or reinsured by Churchill or the return or the transfer of RAIT Partnership’s ownership interest in Churchill and any amounts related thereto to a designee of RAIT Parent or an Affiliate of RAIT Parent.  Prior to the Closing and, to the extent applicable, following the Closing, Sellers shall use reasonable efforts to deliver to Buyer evidence of ownership of the equity interests in Churchill that are owned by RAIT Partnership.  For the avoidance of doubt, Buyer and Seller agree that (a) RAIT Parent shall at all times be treated as the beneficial owner of the Churchill Assets for federal income tax purposes, (b) Buyer or Buyer’s Affiliate shall hold the Churchill Assets solely in the capacity as agents for RAIT Parent, and (c) Buyer and Seller shall file their respective federal, state and local Tax Returns in a manner consistent with this Section 5.10.

Section 5.11Redemption of FL7 and FL8 Securitizations. After the Closing, Buyer shall, or shall cause one or more of its Affiliates to, use commercially reasonable efforts to,  redeem the FL7 Securitization and the FL8 Securitization within 180 days of the Closing Date.

Section 5.12Intercompany Contracts.  Each Contract between a RAIT Entity (other than the Acquired RAIT Entities), on the one hand, and any of the Acquired RAIT Entities, on the other hand, in existence as of immediately prior to the Closing shall, unless otherwise agreed by RAIT Parent and Buyer, terminate on the Closing Date pursuant to the terms of a termination agreement to be entered into on the Closing Date by and between the parties to such Contract.

Section 5.13No Shop. From the date of this Agreement through and including the earliest of (a) the date on which the Bankruptcy Court enters the Bidding Procedures Order, (b) the date on which the Bankruptcy Court denies the Bidding Procedures Motion, or (c) ten (10) days after the hearing on the Bidding Procedures Motion, if the Bankruptcy Court has not entered the Bidding Procedures Order by such date, the RAIT Entities shall not directly or indirectly, through any entity, seek, solicit, initiate, propose, support, assist, engage in any discussions or negotiations in connection with, encourage or induce, enter into any agreement or publicly announce expression of support by or on behalf of the RAIT Entities or their officers, directors, managers, representatives or advisors, or participate in the formulation, preparation, filing or prosecution of, any Alternative Transaction. Any contrary provision hereof notwithstanding (including Section 5.1(b) and Section 5.6), from and after the earliest of the dates referred to in clauses (a), (b) and (c) of the preceding sentence, the RAIT Entities may, subject to the Bidding Procedures (if the Bidding Procedures Order has been entered), actively solicit qualified bids and take such other actions as the RAIT Entities deem reasonable or necessary to achieve a Winning Bid.

Section 5.14Tax Engagement.  RAIT Parent shall use reasonable efforts to enter into a tax compliance engagement letter with KPMG LLP, or another firm reasonably acceptable to Buyer, prior to Closing, to prepare federal Tax Returns for the tax periods beginning on or after January 1, 2019 and on or before December 31, 2020, if any.  If such engagement letter has not been obtained prior to the Closing, RAIT Parent or its designee shall use commercially reasonable efforts to finalize such engagement after the Closing.

Section 5.15Tax Returns.  All federal and material state income Tax Returns required to be filed prior to the Closing Date by or on behalf of RAIT Parent for tax periods ending on or before the Closing Date shall be timely filed (after giving effect to any valid extensions of time in which to make such filings), and all such income Tax Returns shall reflect RAIT Parent’s status as a REIT.  All such income Tax Returns shall reflect positions consistent with RAIT Parent’s treatment as a REIT and shall be consistent with the Securitization Transactions not being treated as associations taxable as corporations, “taxable mortgage pools” or “publicly traded partnerships” for U.S. federal income tax purposes that, in each case, are subject to U.S. federal, state or local income tax on a net income basis.

Section 5.16Reasonable Efforts.

(a)Buyer acknowledges that in connection with the purchase of the Acquired RAIT Entities and other Purchased Assets, Buyer is not acquiring all of the assets that may be needed for Buyer to operate the Acquired Business.  Sellers agree to use reasonable efforts prior to Closing to assist Buyer and its Affiliates with the transition of the Acquired RAIT Entities and Purchased Assets to Buyer’s ownership.

(b)Prior to the Closing, the Parties will engage in good faith discussions regarding an arrangement, which would be in effect from and after the Closing Date, pursuant to which Sellers would use reasonable efforts in light of available resources to provide certain transition services to Buyer on a temporary basis on terms and conditions to be agreed by the Parties.

(c)Following the Closing, each of the Parties shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments and cooperate and take such further actions, as may be reasonably necessary or appropriate to transfer to, and vest in, Buyer (including by means of data transfer), ownership and use of all of the Purchased Assets, including all assets that are owned or held by the Acquired RAIT Entities as of the Closing Date (including any asset management files, books and records and other files and data that are currently stored on the “Servicing System” and the “Internal O Drive” (as such terms are used on Schedule 3.17(a))).  In connection with the foregoing, prior to the Closing Date RAIT Parent shall use commercially reasonable efforts to obtain and file with the Delaware Secretary of State a termination statement with respect to the M&I UCC.

Section 5.17REIT Status.  From the Closing Date through the end of the tax year in which the Closing occurs, RAIT Parent (a) shall be organized and operated in conformity with the requirements for qualification and taxation as a REIT, (b) shall not make any payment, distribution or other disposition of cash proceeds of the Transaction to the extent such payment, distribution or other disposition would reduce the cash and cash equivalents held by RAIT Parent below the minimum amount required for RAIT Parent to continue to satisfy the necessary asset test to qualify as a REIT, and (c) shall not take any other actions that would have an adverse effect on its ability to continue to meet the requirements for qualification and taxation as a REIT, independent of any “savings” or “cure” provisions in the Code.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1Conditions to Obligations of the Parties.  The obligations of each party to consummate the Closing are subject to the satisfaction of the following conditions:

(a)this Agreement shall not have been terminated in accordance with its terms;

(b)the Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order, and the Bidding Procedures Order and Sale Order shall each have become a Final Order;

(c)[Reserved];

(d)all other Governmental Authority, regulatory and other material third-party approvals, notifications, filings, waivers, authorizations and consents, including, without limitation, any necessary approvals, notifications, filings, waivers, authorizations and consents under the HSR Act, necessary or required for the consummation of the Transaction or the acquisition by Buyer of the Acquired RAIT Entities and other Purchased Assets shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened in writing by any

Governmental Authority that would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated by this Agreement, including the Transaction; and

(e)there shall not be in effect any order by a Governmental Authority or other governmental litigations or investigations (or written communications threatening the same) challenging the validity or restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, including the Transaction, or enjoining, restraining or prohibiting this Agreement or any other Definitive Document or the consummation of any of the transactions contemplated hereby or thereby, including the Transaction.

Section 6.2Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a)

(i)each Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date;

(ii)the Fundamental Representations of Sellers in this Agreement shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (other than those Fundamental Representations that address matters only as of a specified date, which shall have been true and correct in all respects as of that specified date);

(iii)the representations and warranties of Sellers in this Agreement and in any certificate delivered by Seller at the Closing pursuant hereto (other than the Fundamental Representations) shall be true and correct in all respects (without giving any effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of that specified date), except in each case where such failure of such representations and warranties to be true and correct as of the Closing Date (or such specified date, as applicable) would not have a Material Adverse Effect; and

(iv)Buyer shall have received a certificate signed by the chief executive officer and the chief financial officer of RAIT Parent to the effect set forth in the preceding clauses (i), (ii) and (iii).

(b)Buyer shall have received all documents it may have reasonably requested at least three (3) Business Days prior to Closing relating to the existence of Sellers and/or the Acquired RAIT Entities and the authority of Sellers to execute, deliver and perform their respective obligations under this Agreement (such as Organizational Documents, bankruptcy related documents, secretarial certificates and the like), all in form and substance reasonably satisfactory to Buyer.

(c)From the date hereof, there shall not have been any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact (each, an “Event”) that, individually or together with all other Events, has had or would result in a Material Adverse Effect with respect to the Acquired Business, the Acquired RAIT Entities or the other Purchased Assets and Buyer shall have received a certificate signed by the chief executive officer and the chief financial officer of RAIT Parent to the foregoing effect.

(d)All accrued and unpaid Transaction Expenses incurred up to (and including) the Purchase Agreement Effective Date shall have been paid in full in cash in accordance with, and subject to the terms of, the Expense Provision.

(e)[Reserved.]

(f)Buyer shall have received evidence, reasonably satisfactory to Buyer, that all federal and material state income Tax Returns required to be filed prior to the Closing Date by or on behalf of RAIT Parent for tax periods ending on or before the Closing Date have been timely filed (after giving effect to any valid extensions of time in which to make such filings), all such federal and material state income Tax Return reflect RAIT Parent status as a REIT (if applicable), and KPMG LLP shall have filed such income Tax Returns for the year ended December 31, 2018.

(g)[Reserved.]

(h)No Debtor shall have rejected, or filed a motion seeking to reject, pursuant to Section 365 of the Bankruptcy Code, any Assigned Contract.

(i)Buyer shall have received the other documents required to be delivered by Sellers pursuant to Section 2.8(a) hereof.

Section 6.3Conditions to Obligation of Sellers.  The respective obligations of Sellers to consummate the Closing are subject to the satisfaction (or waiver by Sellers in their sole discretion) of the following further conditions:

(a)

(i)Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, and

(ii)the representations and warranties of Buyer in this Agreement and in any certificate delivered by Buyer at the Closing pursuant hereto shall be true and correct in all respects (without giving any effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of that specified date), except in each case where such failure of such representations and warranties to be true and correct as of the Closing Date (or such specified date, as applicable) would not have a material adverse effect on the consummation of the Transaction.

(iii)Sellers shall have received a certificate signed by an officer or other authorized person of Buyer to the foregoing effect.

(b)Sellers shall have received all documents they may have reasonably requested at least three (3) Business Days prior to Closing relating to the authority of Buyer and/or one of its Affiliates, as applicable, to execute, deliver and perform its obligations under this Agreement (such as Organizational Documents, bankruptcy related documents, secretarial certificates and the like), all in form and substance reasonably satisfactory to Sellers; and

(c)Sellers shall have received the documents required to be delivered by Buyer pursuant to Section 2.8(b) hereof.

ARTICLE VII

TERMINATION

Section 7.1Buyer Termination Events. Buyer may elect to terminate this Agreement, upon written notice to RAIT Parent (on behalf of Sellers), delivered in accordance with Section 8.13 hereof, at any time after the occurrence of, and during the continuation of, any of the following events (each, a “Buyer Termination Event”), unless waived in writing by Buyer:

(a)the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Debtors having an aggregate fair market value in excess of $150,000;

(b)the breach in any material respect of any of (i) the covenants, undertakings, or obligations of Sellers set forth in this Agreement, or (ii) the representations and warranties of Sellers set forth in this Agreement that would cause a condition set forth in Section 6.2 not to be satisfied; provided, however, to the extent such breach described in clause (i) or (ii) above is curable, such breach shall not become a Buyer Termination Event unless such breach remains uncured for a period of fifteen (15) Business Days following written notice to Sellers, so long as Sellers are diligently attempting to cure such breach;

(c)the occurrence of an Event that, individually or together with other Events, has had or is reasonably expected to have, a Material Adverse Effect;

(d)the Closing has not occurred on or before the date that is 180 days after the Petition Date (the “Outside Date”); provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this clause (d) if Buyer’s breach of this Agreement has prevented the consummation of the Closing by the Outside Date; provided, further, that, if the Sale Order has been entered by the Bankruptcy Court on or before the Outside Date and has not been appealed but the Closing shall not have occurred on or before the Outside Date solely because (x) the Sale Order has not become a Final Order or (y) the waiting period, if any, under applicable antitrust Laws shall have not expired or early termination shall not have been granted, and if all other conditions to the respective obligations of Buyer and Sellers to close have been fulfilled or are capable of being fulfilled by the Outside Date, then the Outside Date shall be automatically extended by thirty (30) days;

(e)there is in effect a Final Order of a Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the Closing;

(f)the Bankruptcy Court enters an order (A) directing the appointment of a trustee; (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code and such conversion does not expressly contemplate the Transaction; or (C) dismissing, voluntarily or involuntarily, the Chapter 11 Cases and such dismissal does not expressly contemplate the Transaction;

(g)the Bankruptcy Court denies the Bidding Procedures Motion or declines to enter, or fails to enter, within ten (10) days after the hearing on the Bidding Procedures Motion, the Bidding Procedures Order or a similar order (in form and substance reasonably acceptable to RAIT Parent and Buyer) that provides Buyer with substantially the same bid protections as proposed in the Bidding Procedures Motion;

(h)the Bankruptcy Court enters any Order or grants relief that is materially inconsistent with the Bidding Procedures Order, the Sale Order, the Transaction or the transactions contemplated by this Agreement;

(i)the Auction has occurred and Buyer is not selected as the Winning Bidder or, if (A) Buyer is obligated under the Bidding Procedures, or (B) Buyer has agreed to serve as the Back-Up Bidder, the Back-Up Bidder;

(j)the Debtors file a motion with the Bankruptcy Court seeking approval of, or the Bankruptcy Court enters an order approving, an Alternative Transaction; or

(k)the Debtors fail to satisfy or comply with the milestone set forth in clause (a) of the Bankruptcy Milestones, and such failure remains uncured at the time notice of termination based on such failure is given by Buyer.

Section 7.2Seller Termination Events. RAIT Parent may elect on behalf of Sellers (subject to RAIT Parent’s obligation, if any, to pay the Breakup Fee and/or Expense Reimbursement in accordance with Section 7.5 hereof) to terminate this Agreement upon written notice to Buyer, delivered in accordance with Section 8.13 hereof, at any time after the occurrence of, and during the continuation of, any of the following events (each, a “Seller Termination Event”), unless waived in writing by RAIT Parent on behalf of Sellers:

(a)[reserved];

(b)the breach in any material respect of any of (i) the covenants, undertakings, or obligations of Buyer set forth in this Agreement, or (ii) the representations and warranties of Buyer set forth in this Agreement that would cause a condition set forth in Section 6.3 not to be satisfied; provided, however, to the extent such breach described in clause (i) or (ii) above is curable, such breach shall not become a Seller Termination Event unless such breach remains uncured for a period of fifteen (15) Business Days following written notice to Buyer, so long as Buyer is diligently attempting to cure such breach;

(c)prior to the commencement of the Chapter 11 Cases, RAIT Parent’s board of trustees (the “Board”) reasonably determines in good faith, after consultation with outside counsel and other professional advisors, that continued pursuit of the Transaction would be inconsistent with the exercise of the Board’s fiduciary duties under applicable Law;

(d)at any time following commencement of the Chapter 11 Cases, the Debtors (by the Board), or if a trustee for the Debtors has been appointed, such trustee, reasonably determines in good faith, after consultation with outside counsel and other professional advisors, that continued pursuit of the Transaction would be inconsistent with the exercise of Debtors’ fiduciary duties as debtors and debtors-in-possession in the Chapter 11 Cases;

(e)the Closing has not occurred on or before the Outside Date; provided, however, that RAIT Parent shall not be entitled to terminate this Agreement pursuant to this clause (e) if a Seller’s breach of this Agreement has prevented the consummation of the Closing by the Outside Date; provided, further, that, if the Sale Order has been entered by the Bankruptcy Court on or before the Outside Date and has not been appealed but the Closing shall not have occurred on or before the Outside Date solely because (x) the Sale Order has not become a Final Order or (y) the waiting period, if any, under applicable antitrust Laws shall have not expired or early termination shall not have been granted and if all other conditions to the respective obligations of Buyer and Sellers to close have been fulfilled or are capable of being fulfilled by the Outside Date, then the Outside Date shall be automatically extended by thirty (30) days;

(f)there is in effect a Final Order of a Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the Closing;

(g)Buyer fails to deliver the Deposit to the Escrow Agent within two (2) Business Days of the execution of this Agreement;

(h)except at the request of the Debtors, the Bankruptcy Court enters an order (A) directing the appointment of a trustee; (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code and such conversion does not expressly contemplate the Transaction; or (C) dismissing, voluntarily or involuntarily, the Chapter 11 Cases and such dismissal does not expressly contemplate the Transaction; or

(i)the Bankruptcy Court enters an order approving an Alternative Transaction;

provided, that, in the event RAIT Parent desires to terminate this Agreement pursuant to Section 7.2(c) or Section 7.2(d) above (such Seller Termination Events, the “Fiduciary Out”), RAIT Parent shall provide at least five (5) Business Days’ advance written notice to Buyer and the Buyer Advisors prior to the date RAIT Parent elects to terminate this Agreement pursuant to the Fiduciary Out (provided, however, to the extent that providing at least five (5) Business Days’ advance notice is not practicable under the circumstances, RAIT Parent shall provide as much advance notice as reasonably possible under the circumstances, but in no event less than (1) in the case of a notice delivered to Buyer and its advisors at the auction contemplated by the Bidding Procedures, such minimum notice period (if any) as is required by the Bidding Procedures, (2) in the case of a notice delivered to Buyer and its advisors at a hearing before the Bankruptcy Court, two (2) hours or as otherwise directed by the Bankruptcy Court or (3) otherwise, one (1) full Business Day (such applicable advance notice period, the “Termination Period”)) advising Buyer and the Buyer Advisors that RAIT Parent intends to terminate this Agreement pursuant to the Fiduciary Out and specifying, in reasonable detail, the reasons therefor (including, to the extent applicable, the terms, conditions and provisions of any Alternative Transaction that RAIT Parent may pursue), and during the Termination Period, RAIT Parent shall, and shall cause its trustees, directors, managers, Representatives and advisors to, (x) negotiate with Buyer in good faith (to the extent Buyer wishes to negotiate) to enable Buyer to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for RAIT Parent to exercise its right to terminate this Agreement pursuant to the Fiduciary Out, (y) provide Buyer with all non-privileged information and materials reasonably requested by Buyer relating to the decision by RAIT Parent to exercise the Fiduciary Out, and (z) consider in good faith any proposal by Buyer to amend the terms and conditions of this Agreement and the Transaction in a manner that would obviate the need for RAIT Parent to exercise the Fiduciary Out.

Section 7.3Mutual Termination. This Agreement may be terminated at any time by mutual written agreement among Buyer and RAIT Parent (on behalf of Sellers).

Section 7.4Notice of Termination.  In the event of any termination pursuant to this Article VII (other than a termination pursuant to Section 7.3 hereof), written notice thereof, delivered in accordance with Section 8.13, setting forth the reasons therefor and the provision of Section 7.1 or 7.2 hereof pursuant to which this Agreement is being terminated shall promptly be given to the other parties, and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

Section 7.5Termination Payments.

(a)If, prior to the consummation of the Transaction, RAIT Parent, on behalf of Sellers, terminates this Agreement pursuant to the Fiduciary Out or this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(h), Section 7.1(i) or Section 7.1(j), then, subject to the entry of the Bidding Procedures Order, Sellers shall be obligated to pay to Buyer the Breakup Fee, payable in full upon the consummation of an Alternative Transaction (or the first in a series of transactions that would constitute an Alternative Transaction). In addition to the foregoing, subject to the entry of the Bidding Procedures Order, upon any termination of this Agreement, other than a termination pursuant to Section 7.2(b) hereof, Sellers shall pay to Buyer the Expense Reimbursement within five (5) Business Days after such termination. Except as otherwise set forth herein, in the event Sellers consummate an Alternative Transaction, Sellers’ liability to Buyer shall be limited to payment of the Breakup Fee and Expense Reimbursement. Notwithstanding the foregoing, Sellers will not be required to pay the Breakup Fee or Expense Reimbursement (i) if this Agreement is not terminated and the transactions contemplated by this Agreement are consummated in accordance with their terms or (ii) under the circumstances set forth in the proviso to the last sentence of Section 5.6(a).

(b)The terms set forth in this Section 7.5 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. Sellers hereby acknowledge and agree that Buyer has expended, and will continue to expend, considerable time, effort and expense in connection with the Transaction and this Agreement, and the negotiation thereof, and that this

Agreement provides substantial value to, is beneficial to, and is necessary to preserve the Debtors and the Debtors’ estates, and Buyer has made a substantial contribution to the Debtors, Sellers and the Transaction. The Parties acknowledge that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, are actually necessary to preserve the value of the Debtors’ estates and constitute liquidated damages and not a penalty, and that, without these agreements, Buyer would not have entered into this Agreement and the other Definitive Documents. The obligations set forth in this Section 7.5 are in addition to, and do not limit, Sellers’ other obligations under this Agreement.

(c)Subject to the approval of the Bankruptcy Court in the Bidding Procedures Order, the obligations of RAIT Parent to pay the Breakup Fee and/or the Expense Reimbursement as provided herein shall be entitled to treatment as allowed superpriority administrative expense claims in the Chapter 11 Cases pursuant to sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, senior to all other general administrative expense claims and superpriority administrative expense claims granted such status pursuant to sections 503(b)(1) and 507(a)(2).

(d)If this Agreement is terminated by RAIT Parent (on behalf of Sellers) pursuant to Section 7.2(b), the Deposit shall be disbursed by the Escrow Agent to RAIT Parent pursuant to the terms of the Deposit Escrow Agreement.

(e)If this Agreement is terminated, other than under the circumstances described in Section 7.5(d), the Deposit shall be disbursed by the Escrow Agent to Buyer pursuant to the terms of the Escrow Agreement.

(f)In the event that this Agreement is terminated pursuant to Section 7.1, Section 7.2 or, Section 7.3, then RAIT Parent and Buyer shall deliver to the Escrow Agent, promptly following any such termination, a joint written instructions to the Escrow Agent to disburse the Deposit to RAIT Parent (on behalf of Sellers) or Buyer, as applicable, pursuant to the terms of this Section 7.5 and the Escrow Agreement.

(g)The terms set forth in this Section 7.5 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated.

Section 7.6Abandonment.

(a)If this Agreement is terminated as permitted by this Article VII, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any party hereto (or their respective trustees, directors, officers, employees, agent, consultant, advisors, other representatives, or Affiliates); provided, however, that (i) the provisions of this Article VII will continue to apply following any termination, and (ii) nothing contained in this Agreement will relieve any party from any liability arising from such party’s fraud, to the extent such fraud arose prior to the termination of this Agreement. Notwithstanding anything herein to the contrary, other than in connection with fraud on the part of any Seller, (A) if an Alternative Transaction is consummated, the Breakup Fee, the Expense Reimbursement and the disbursement of the Deposit to Buyer, if payable, shall constitute liquidated damages, and not a penalty, and shall be Buyer’s sole remedy (including against any trustees, officers, directors, employees or Affiliates of RAIT Parent) for any breach by RAIT Parent or otherwise in connection with this Agreement, (B) in all cases if an Alternative Transaction is not consummated, the Expense Reimbursement and the disbursement of the Deposit to Buyer, if payable, shall constitute liquidated damages, and not a penalty, and shall be Buyer’s sole remedy (including against any trustees, officers, directors, employees or Affiliates of RAIT Parent) for any breach by RAIT Parent or otherwise in connection with this Agreement and (C) if this Agreement is terminated by RAIT Parent (on behalf of Sellers) pursuant to Section 7.2(b), the disbursement of the Deposit to RAIT Parent shall constitute liquidated damages, and not a penalty, and shall be Sellers’ sole remedy (including against any trustees, officers, directors, employees or Affiliates of Buyer) for any breach by Buyer or otherwise in connection with this Agreement.

(b)The Parties acknowledge that the agreements contained in Section 7.5 and Section 7.6 are an integral part of the transactions contemplated by this Agreement, are actually necessary to preserve the value of the Debtors’ estates and that, without these agreements, Buyer would not have entered into this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1Non-Survival of Representations and Warranties; Certain Covenants.  The representations and warranties and the covenants required to be performed prior to the Closing Date contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate as of the Closing Date and shall not survive the Closing (other than (a) Section 3.20 hereof, provided, that the survival of and any liability arising from any breach of Section 3.20 shall be subject to, and limited by, Section 5.2(f) hereof,  and (b) Section 3.5; provided, that the survival of and any liability arising from any breach of Section 3.5 shall be subject to, and limited by, Section 5.10 hereof).

Section 8.2Amendment and Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Sellers and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party or parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3Expenses.  Except as otherwise expressly provided in this Agreement, including this Section 8.3, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 8.4Limitation on Liability. In no event shall any Party have any liability for consequential, special, incidental, indirect or lost profits, or similar liabilities. Further, in no event shall any Party have any liability for punitive damages, except to the extent payable to a third party. For purposes of this Section 8.4, the Breakup Fee and Expense Reimbursement shall not be considered consequential, special, incidental, indirect, or punitive damages or similar liabilities.

Section 8.5Specific Performance.  The parties recognize that if any party breaches this Agreement, monetary damages alone would not be adequate to compensate the non-breaching party or parties for their injuries. The non-breaching party or parties shall therefore be entitled, to the extent not inconsistent with legal remedies, in addition to any other remedies that may be available, to seek specific performance of the terms of this Agreement without necessity of proving the inadequacy of money damages as a remedy at law.

Section 8.6Assignment. This Agreement shall not be, directly or indirectly, assignable by operation of Law or otherwise, without the prior written consent of the Parties; provided, however, (a) Buyer may assign, delegate or transfer, in whole or in part, this Agreement and any or all of its rights and obligations hereunder to (i) any of Buyer’s financing sources as collateral, (ii) one or more Affiliates of Buyer, or (iii) following the Closing, any successor or purchaser of all or part of the business of Buyer or any of its Subsidiaries, except that no such assignment by Buyer shall relieve or otherwise release Buyer from any of its obligations or liabilities under this Agreement, and (b) Sellers may assign, delegate or transfer, in whole or in part, this Agreement and any or all of their rights and obligations hereunder to any trustee, estate or representative referenced in the following sentence.  This Agreement and all actions taken hereunder shall inure to the benefit of and shall be binding upon all of the parties hereto and upon all of their respective successors and permitted assigns, including, but not limited to, any trustee, estate or representative appointed in the Chapter 11 Cases or any successor Chapter 7 case.

Section 8.7Entire Agreement.  This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.8Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 8.9Parties in Interest: No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer and Sellers, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement, except that each Buyer Indemnified Party that is not a party hereto shall be a third party beneficiary of Section 5.2(f).

Section 8.10Schedules.  The inclusion of any matter in any Schedule to this Agreement shall be deemed to be an inclusion for all purposes of this Agreement, to the extent that such disclosure is sufficient to identify the section to which such disclosure is responsive, but inclusion therein shall not be deemed to constitute an admission, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement.

Section 8.11Counterparts.  This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

Section 8.12Headings.  The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.13Notices. All notices, requests, demands, document deliveries and other communications hereunder shall be deemed given if in writing and delivered, if sent by e-mail, courier or by registered or certified mail (return receipt requested) to the following addresses or e-mail addresses (or at such other addresses or e-mail addresses as shall be specified by like notice):

(1)If to Sellers:

RAIT Financial Trust
Two Logan Square, 23rd Floor
Philadelphia, PA 19103
Attention:	Jamie Reyle
CEO, President & General Counsel
jreyle@rait.com

With a copy to:

Drinker Biddle & Reath LLP
1117 Avenue of the Americas, 41st Floor
New York, NY 10036
Attention:	Michael Pompeo
michael.pompeo@dbr.com
F. Douglas Raymond Douglas.Raymond@dbr.com
(2)If to Buyer:

Fortress Investment Group 1345 Avenue of the Americas
New York, NY 10105
Attention:	Michael Polidoro
mpolidoro@fortress.com

With a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038

Attention: Jeffrey Lowenthal
Daniel Ginsberg
jlowenthal@stroock.com
dginsberg@stroock.com

Any notice given by delivery, mail or courier or email shall be effective when received.

Section 8.14No Strict Construction.  Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, the parties confirm in that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person.

Section 8.15GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF JURY TRIAL.

(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT (I) FOR SO LONG AS THE DEBTORS ARE SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, IN THE BANKRUPTCY COURT AND (II) IF THE CHAPTER 11 CASES HAVE NOT BEEN COMMENCED OR HAVE BEEN CLOSED OR IF THE BANKRUPTCY COURT LACKS FEDERAL SUBJECT MATTER JURISDICTION, (A) IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (UNLESS THE DELAWARE COURT OF CHANCERY SHALL DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, IN WHICH CASE, IN ANY DELAWARE STATE COURT) OR (B) IN ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE (THE “CHOSEN COURT”) AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)Service of summons and other legal process against Buyer or Sellers in any action or proceeding may be made by mailing a copy of the summons and complaint or other legal process in any action or proceeding by registered or certified mail, return receipt requested, to the addresses set forth in Section 8.13 hereof. Service upon any such party, as aforesaid, shall be deemed to be personal service on such party and shall be legal and binding upon such party for all purposes notwithstanding any failure of such party to receive same and such party irrevocably consents to such service of process outside of the Chosen Court in any such action or proceeding.

Section 8.16Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

Section 8.17Exculpatory Provision.  No officer, manager, trustee, director or employee of the RAIT Entities shall be liable to Buyer or any of its Affiliates, shareholders or other interest holders for any action by or omission of such officer, manager, trustee, director or employee under or in connection with this Agreement, absent the commission of fraud by such person. No officer, director or employee of Buyer or its Affiliates shall be liable to Sellers or any of their  Affiliates, shareholders or other interest holders for any action by or omission of such officer, director or employee under or in connection with this Agreement, absent the commission of fraud by such person.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

RAIT FINANCIAL TRUST

By:	/s/ John J. Reyle
	Name:	John J. Reyle
	Title:	Chief Executive Officer

RAIT General, Inc.,

By:	/s/ John J. Reyle
	Name:	John J. Reyle
	Title:	Chief Executive Officer

RAIT Limited, Inc.,

By:	/s/ John J. Reyle
	Name:	John J. Reyle
	Title:	Chief Executive Officer

Taberna Realty Finance Trust,

By:	/s/ John J. Reyle
	Name:	John J. Reyle
	Title:	Chief Executive Officer

[Signature Page to Equity and Asset Purchase Agreement]

CF RFP HOLDINGS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

[Signature Page to Equity and Asset Purchase Agreement]

List of Omitted Exhibits and Schedules

The following exhibits and schedules to the Equity and Asset Purchase Agreement, dated August 30, 2019, by and among RAIT Financial Trust, RAIT General, Inc., RAIT Limited, Inc., and Taberna Realty Finance Trust, as Sellers, and CF RFP Holdings LLC, as Buyer, have not been provided herein:

Exhibits

Exhibit A – Bankruptcy Milestones

Exhibit B – Bidding Procedures

Exhibit C – QRS Tax Opinion

3.2(b) – Acquired RAIT Entities

3.2(d) – Material Assets and Liabilities

3.2(f) – Corporate Structure

3.3(a)-1 – Audited Consolidated Financial Statements

3.3(a)-2 – Unaudited Consolidated Financial Statements as of Interim Balance Sheet Date

3.4(a)(iv) – Capital Expenditures

3.6(a) – Pending Litigation

3.8(b) – Occupation of Owned Real Property

Schedules

1.1 – RAIT Excluded Subsidiaries

2.1(a)(iii) – Acquired Assets

2.1(b) – Excluded Assets

2.2(a) – Assumed Liabilities

2.8(a)(xi) – UCC-1 Financing Statements

3.2(b) – Acquired RAIT Entities

3.2(c) – Acquired RAIT Entities

3.2(d) – Material Assets and Liabilities

3.2(e) – Officers and Directors

3.2(f) – Corporate Structure and Organization

3.2(g)-2 – Liens on Acquired Equity Interests

3.3(a) – Financial Statements

3.3(b) – Material Liabilities

3.3(c) – SEC Documents

3.4 – Absence of Certain Changes

3.5(a) – Material Contracts

3.5(b) – No Defaults

3.6(a) – Litigation

3.7(a) – Compliance with Laws and Court Orders

3.8(a)-1 – Sales and Dispositions of Properties

3.8(a)-2 – Permitted Encumbrances

3.8(a)-3 – Permitted Encumbrances

3.8(a)-4 – Permitted Encumbrances

3.8(b) – Owned Real Property

3.8(c) – Leased Real Property

3.9(a) – Intellectual Property

3.10 – Liens and Permits

3.12(a) – RAIT Employees

3.12(d) – Unfair Labor Practices

3.12(e) – Employee Matters

3.12(f) – Violations of Labor Laws

3.12(h) – Employment Agreements

3.15 – Affiliated Transactions

3.15(c) – Intercompany Indebtedness

3.16 – Insurance

3.17(a) – Information Technology

3.19(a) - Securitizations

3.20(x) – Property Questionnaires and Related E-mails

3.22 – No Conflicts

3.23 – Churchill

5.1(b)(xi) – Permitted Indebtedness

5.2(b) – Permitted Tax Election

The registrant hereby undertakes to furnish supplementally a copy of such omitted exhibits and schedules to the Securities and Exchange Commission upon request.

Schedule 2.1(a)(iv)

Assigned Contracts

1.	Guaranty of Non-Recourse Carve-Outs by RAIT Financial Trust to Liberty Bank, dated as of November 10, 2016.
2.	Limited Guaranty by RAIT Financial Trust to Liberty Bank, dated as of November 10, 2016.

Schedule 3.2(g)-1

Authorized & Outstanding Acquired Equity Interests

Acquired RAIT Entity	Record Owner	Authorized Equity Interests	Acquired Equity Interest
RAIT Partnership, L.P.	RAIT General, Inc.	100 Partnership Units	Percent Owned: 1% (General Partnership Interest) Partnership Units: 1 Partnership Unit
	RAIT Limited, Inc.		Percent Owned: 99% (Limited Partnership Interest) Partnership Units: 99 Partnership Units
RAIT Preferred Holdings I, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
RAIT CRE CDO I, Ltd.	RAIT Preferred Holdings I, LLC	250 Ordinary 165,000 Preference	Outstanding: 250 Ordinary 165,000 Preference Percent Owned: 100%
Fountainhead CDO Preferred Member, LLC	RAIT CRE CDO I, Ltd.		Percent Owned: 100%
Landera CDO Preferred Member, LLC	RAIT CRE CDO I, Ltd.		Percent Owned: 100%
Grange CDO Preferred Member, LLC	RAIT CRE CDO I, Ltd.		Percent Owned: 100%
Broadstone I Preferred, LLC	RAIT Partnership, L.P.		Percent Owned: 25%
	RAIT CRE CDO I, Ltd.		Percent Owned: 75%
RAIT Broadstone, Inc.	Broadstone I Preferred, LLC	1,000 common shares	Outstanding: 100 Percent Owned: 100%
Edgerton CDO Preferred Member, LLC	RAIT CRE CDO I, Ltd.		Percent Owned: 100%

Acquired RAIT Entity	Record Owner	Authorized Equity Interests	Acquired Equity Interest
Walnut Ridge CDO Preferred Member, LLC	RAIT CRE CDO I, Ltd.		Percent Owned: 100%
Bluemound CDO Preferred Member, LLC	RAIT CRE CDO I, Ltd.		Percent Owned: 100%
RAIT CRE CDO I, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
RAIT Capital Corp.	RAIT Partnership, L.P.	1,000 common shares	Outstanding: 100 Percent Owned: 100%
RAIT Executive Mews Manager I, Inc.	RAIT Partnership, L.P.	1,000 common shares	Outstanding: 100 Percent Owned: 100%
RAIT Executive Mews Manager II, Inc.	RAIT Partnership, L.P.	1,000 common shares	Outstanding: 100 Percent Owned: 100%
RAIT Executive Mews Manager III, Inc.	RAIT Partnership, L.P.	1,000 common shares	Outstanding: 100 Percent Owned: 100%
St. Pete Beach Holdings, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
Fountainhead Preferred Member, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
Landera Preferred Member, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
Bluemound Preferred Member, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
Grange Preferred Member, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
Walnut Ridge Preferred Member, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
Edgerton Preferred Member, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
RAIT Urban Equity Holdings, LLC	RAIT Partnership, L.P.		Percent Owned: 100%

Acquired RAIT Entity	Record Owner	Authorized Equity Interests	Acquired Equity Interest
Oakland Plaza Member, LLC	RAIT Urban Equity Holdings, LLC		Percent Owned: 100%
Oakland Plaza Owner, LLC	Oakland Plaza Member, LLC		Percent Owned: 100%
Oakland Square Member, LLC	RAIT Urban Equity Holdings, LLC		Percent Owned: 100%
Oakland Square Owner, LLC	Oakland Square Member, LLC		Percent Owned: 100%
RAIT Asset Holdings IV, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
RAIT FL Asset Holdings, LLC	RAIT Asset Holdings IV, LLC		Percent Owned: 100%
RAIT 2017-FL7, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
RAIT 2017-FL7 Trust	RAIT 2017-FL7, LLC		Trust Depositor
RAIT 2017-FL7 Intermediate Trust	RAIT 2017-FL7 Trust		Trust Depositor
RAIT 2017-FL7 A-2 Holdings, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
RAIT 2017-FL8, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
RAIT 2017-FL8 Trust	RAIT 2017-FL8, LLC		Trust Depositor
RAIT 2017-FL8 Intermediate Trust	RAIT 2017-FL8 Trust		Trust Depositor
RAIT 2017-FL8 A-2 Holdings, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
RAIT Equity Holdings I, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
Union Medical Campus Member, LLC	RAIT Equity Holdings I, LLC		Percent Owned: 100%
Union Medical Campus Owner, LLC	Union Medical Campus Member, LLC		Percent Owned: 100%
Raritan Center Member, LLC	RAIT Equity Holdings I, LLC		Percent Owned: 100%
Raritan Center SPE Owner, LLC	Raritan Center Member, LLC		Percent Owned: 100%
Daytona Portfolio, LLC	RAIT Equity Holdings I, LLC		Percent Owned: 100%

Acquired RAIT Entity	Record Owner	Authorized Equity Interests	Acquired Equity Interest
Beachcomber Beach Resort Florida, LLC	Daytona Portfolio, LLC		Percent Owned: 100%
REM-Willow Grove, Inc.	RAIT Equity Holdings I, LLC	1,000 common shares	Outstanding: 100 Percent Owned: 100%
REM Willow Grove, L.P.	REM-Willow Grove, Inc.		Percent Owned: 1% (representing 100% of the General Partnership Interest)
	RAIT Equity Holdings I, LLC		Percent Owned: 99% (representing 100% of the Limited Partnership Interest)
Brandywine-Willow Grove, Inc.	REM Willow Grove, L.P.	1,000 common shares	Outstanding: 100 Percent Owned: 100%
Washington SC SPE Owner, LLC	RAIT Equity Holdings I, LLC		Percent Owned: 100%
Allentown PC SPE Owner, LLC	RAIT Equity Holdings I, LLC[1]		Percent Owned: 100%
Finderne SPE Owner, LLC	RAIT Equity Holdings I, LLC[2]		Percent Owned: 100%
680 Memorial SPE Owner, LLC	RAIT Equity Holdings I, LLC[3]		Percent Owned: 100%
REM Cherry Hill, LLC	RAIT Partnership, L.P.		Percent Owned: 100%
Brandywine-Cherry Hill, Inc.	REM Cherry Hill, LLC	1,000 common shares	Outstanding: 100 Percent Owned: 100%

[1]	Record ownership to be memorialized if necessary.
[2]	Record ownership to be memorialized if necessary.
[3]	Record ownership to be memorialized if necessary.